                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                       by

                                       and

                                      among

                                 INTERCEPT, INC.
                             (a Georgia corporation)

                           INTERCEPT MERGER SUB, INC.
                    (a Delaware corporation and wholly-owned
                         subsidiary of InterCept, Inc.)

                        ELECTRONIC PAYMENT EXCHANGE, INC.
                            (a Delaware corporation)

                                       and

                                     CERTAIN
                       STOCKHOLDERS OF ELECTRONIC PAYMENT
                                 EXCHANGE, INC.



                                  May 21, 2002

                               TABLE OF CONTENTS

                                                                                                  Page
                                                                                                  ----

ARTICLE 0 - DEFINITIONS .......................................................................     2

ARTICLE 1 - THE MERGER ........................................................................     5
            1.1    The Merger .................................................................     5
            1.2    Closing ....................................................................     6
            1.3    Effective Time of the Merger ...............................................     6
            1.4    Effect of the Merger .......................................................     6
            1.5    Certificate of Incorporation; Bylaws .......................................     6
            1.6    Directors and Officers of the Surviving Corporation ........................     6
            1.7    Satisfaction of Certain Liabilities ........................................     6

ARTICLE 2 - CONSIDERATION AND CONVERSION AND EXCHANGE OF SHARES ...............................     7
            2.1    Merger Price ...............................................................     7
            2.2    Surrender and Exchange of Certificates Representing Seller Stock ...........     8
            2.3    Appraisal Rights ...........................................................     8
            2.4    Tax Accounting Consequences ................................................     8
            2.5    Fractional Shares ..........................................................     9

ARTICLE 3 - RULES OF CONSTRUCTION .............................................................     9

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE STOCKHOLDERS .................    10
            4.1    Entity Organization; Capitalization ........................................    10
            4.2    Entity Power; Authorization; Enforceable Obligations .......................    11
            4.3    No Conflict ................................................................    11
            4.4    Government Consents ........................................................    11
            4.5    Required Contract Consents .................................................    11
            4.6    Financial Matters ..........................................................    12
            4.7    Absence of Changes .........................................................    12
            4.8    No Undisclosed Liabilities .................................................    14
            4.9    Title to Tangible Property .................................................    14
            4.10   Condition of Property ......................................................    14
            4.11   Inventory ..................................................................    14
            4.12   Contracts ..................................................................    14
            4.13   Intellectual Property ......................................................    15
            4.14   Leases .....................................................................    16
            4.15   Restrictions on Business Activities ........................................    16
            4.16   Litigation .................................................................    16
            4.17   Court Orders, Decrees, and Laws ............................................    16
            4.18   Personnel and Compensation .................................................    17

            4.19    Employee Benefit Plans and Arrangements ................................       17
            4.20    Insurance Matters ......................................................       18
            4.21    Broker's or Finder's Fees ..............................................       19
            4.22    Accounts Receivable ....................................................       19
            4.23    Vehicles ...............................................................       19
            4.24    No Guarantees ..........................................................       19
            4.25    Tax Matters ............................................................       19
            4.26    Customers and Suppliers ................................................       20
            4.27    No Commitments Regarding Future Products ...............................       21
            4.28    Disclosure .............................................................       21
            4.29    Transactions with Related Parties ......................................       21

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS .............................       22
            5.1     Ownership of Shares ....................................................       22
            5.2     Authorization ..........................................................       22
            5.3     Absence of Violations or Conflicts .....................................       22
            5.4     No Consents Required ...................................................       23
            5.5     No Claims Against Seller ...............................................       23
            5.6     Litigation Related to this Agreement ...................................       23
            5.7     Investment Intent ......................................................       23
            5.8     Access to Information; Accredited Investor Status ......................       24
            5.9     Economic Risk ..........................................................       24
            5.10    Tax Advice .............................................................       25

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF THE PARENT ...................................       25
            6.1     Corporate Organization .................................................       25
            6.2     Corporate Power and Authorization; Validity of Contemplated
                    Transactions ...........................................................       25
            6.3     Current Public Information; Financial Statements .......................       26
            6.4     Broker's and Other Fees ................................................       26
            6.5     Parent Common Stock ....................................................       27
            6.6     Taxes ..................................................................       27
            6.7     Required Consents ......................................................       27
            6.8     Outstanding Stock ......................................................       28
            6.9     No Undisclosed Liabilities .............................................       28
            6.10    Litigation .............................................................       28
            6.11    Compliance with Laws ...................................................       28
            6.12    Liabilities of Merger Sub ..............................................       28

ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION .......................................       28
            7.1     Affirmative Covenants of Seller ........................................       28
            7.2     Negative Covenants of Seller ...........................................       29
            7.3     Adverse Changes in Condition ...........................................       30

ARTICLE 8 - COVENANTS AND CERTAIN ACTIONS OF THE PARTIES ...................................       30
            8.1     Efforts; Further Assurances; Cooperation ...............................       30

            8.2     Public Announcements .....................................................     31
            8.3     Personal Guaranties ......................................................     31
            8.4     Stockholders' Approval ...................................................     31
            8.5     Release by the Stockholders ..............................................     31
            8.6     Employee Matters .........................................................     31
            8.7     Tax Matters ..............................................................     32
            8.8     Registration Rights of Parent Common Stock ...............................     33
            8.9     Applications; Antitrust Notification .....................................     33
            8.10    Filings with State Offices ...............................................     33
            8.11    Investigation and Confidentiality ........................................     33
            8.12    Tax Treatment ............................................................     34
            8.13    Exclusive Dealing ........................................................     34
            8.14    Seller Indebtedness ......................................................     34
            8.15    Joinder Agreement ........................................................     37
            8.16    Joint Disclosure Memorandum ..............................................     37

ARTICLE 9 - CLOSING CONDITIONS ...............................................................     37
            9.1     Conditions of Each Party's Obligations Under this Agreement ..............     37
            9.2     Conditions to the Obligations of the InterCept Parties Under this
                    Agreement ................................................................     38
            9.3     Conditions to the Obligations of the Seller and the Stockholders
                    Under this Agreement .....................................................     39

ARTICLE 10 - INDEMNIFICATION .................................................................     40
            10.1    Indemnification by the Seller and the Stockholders .......................     40
            10.2    Indemnification by the Parent ............................................     41
            10.3    Claims for Indemnification ...............................................     42
            10.4    Defense of Claim by Third Parties ........................................     42
            10.5    Third Party Claim Assistance .............................................     42
            10.6    Settlement of Indemnification Claims .....................................     43
            10.7    Manner of Indemnification ................................................     43
            10.8    Restriction on Claim Amounts .............................................     43
            10.9    Limitations ..............................................................     44
            10.10   Indemnification Exclusive Remedy .........................................     44
            10.11   Other Indemnification ....................................................     44
            10.12   Survival of Representations and Warranties ...............................     44

ARTICLE 11 - TERMINATION .....................................................................     45
            11.1    Termination ..............................................................     45
            11.2    Effect of Termination ....................................................     45

ARTICLE 12 - MISCELLANEOUS ...................................................................     45
            12.1    Extension; Waiver ........................................................     45
            12.2    Expenses .................................................................     46
            12.3    Notices ..................................................................     46
            12.4    Parties in Interest ......................................................     47
            12.5    Specific Performance .....................................................     48

            12.6     Amendment .............................................................    48
            12.7     Entire Agreement ......................................................    48
            12.8     Counterparts ..........................................................    48
            12.9     Assistance of Counsel .................................................    48
            12.10    Governing Law .........................................................    48
            12.11    Arbitration ...........................................................    49
            12.12    Invalidity of any Part ................................................    49
            12.13    Time of the Essence; Computation of Time ..............................    49
            12.14    Appointment of Stockholder Designated Official by Stockholders ........    49

EXHIBITS AND SCHEDULES

Exhibit No.                 Description
-----------                 -----------

Exhibit 1.5                 Amended Certificate of Incorporation and Bylaws
Exhibit 2.1                 Form of Escrow Agreement
Exhibit 8.8                 Form of Registration Rights Agreement
Exhibit 8.15                Form of Joinder and Consent Agreement
Exhibit 9.2(b)              Form of Opinion of Counsel to Seller
Exhibit 9.2(d)              Form of Stockholder Employment Agreement
Exhibit 9.3(b)              Form of Opinion of Counsel to the Parent

Disclosure
Schedule No.                Description
------------                -----------

Schedule A                  Stockholders of Seller
Schedule B                  Liens
Schedule 1.7                Satisfaction of Certain Liabilities
Schedule 4.1(b)             Contracts to Issue Additional Shares
Schedule 4.1(e)             Corporate Qualification
Schedule 4.1(g)             Corporate Documents
Schedule 4.1(h)             Ownership or Control in Other Entities
Schedule 4.3                Conflicts
Schedule 4.4                Required Government Consents
Schedule 4.5                Required Contract Consents
Schedule 4.7                Absence of Changes
Schedule 4.8                Liabilities
Schedule 4.12(a)            Seller Contracts
Schedule 4.12(b)            Defaults
Schedule 4.13               Exceptions From Ownership of Intellectual Property,
                            and List of Intellectual Property
Schedule 4.13(d)            Intellectual Property Claims
Schedule 4.14               Leases
Schedule 4.15               Restrictions on Business Activities
Schedule 4.16               Litigation
Schedule 4.17(a)            Compliance with Laws
Schedule 4.17(b)            Authorizations for Ownership and Conduct of Business
Schedule 4.18(a)            List of Personnel
Schedule 4.18(b)            Employee Relations
Schedule 4.19               Employee Benefit Plans and Arrangements
Schedule 4.19(d)            Compensation Resulting from Merger
Schedule 4.20               Insurance Policies
Schedule 4.20(b)            Insurance Claims
Schedule 4.22(a)            Accounts Receivable Exceptions
Schedule 4.22(b)            Accounts Receivable
Schedule 4.23               Vehicles

                                       V

Schedule 4.24               Guaranties or Contingent Obligations
Schedule 4.25(a)            Tax and Social Returns of Seller
Schedule 4.25(b)            Other Tax Matters
Schedule 4.25(c)            Tax and Social Audits
Schedule 4.25(e)            Tax Basis and Tax Attributes
Schedule 4.25(f)            Withholding Taxes
Schedule 4.26               Customers and Suppliers
Schedule 4.27               Products and Services in Development
Schedule 4.29               Transactions with Related Parties
Schedule 5.1                Ownership of Shares - Restrictions on Transfers
Schedule 6.6(b)             Tax Matters of InterCept Parties
Schedule 6.7                Required Consents of InterCept
Schedule 7.2                Negative Covenants
Schedule 7.2(g)             Severance or Termination Pay

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of the 21st day of May, 2002 (the "Execution Date"), is by and among InterCept, Inc., a Georgia corporation (the "Parent"), InterCept Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent ("Merger Sub," the Parent and the Merger Sub shall be collectively referred to as the "InterCept Parties"), Electronic Payment Exchange, Inc., a Delaware corporation (the "Seller"), and certain of the stockholders of the Seller joining in the execution of this Agreement by virtue of the execution of joinder and consent agreements. The foregoing named parties to this Agreement are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

                                   Background:

         (1) This Agreement provides for the strategic combination of the Parent and the Seller in furtherance of the Parties' long-term strategic plans.

         (2) As of the Execution Date, the stockholders of the Seller listed on Schedule A (each, a "Stockholder," collectively, the "Stockholders") own all of
----------
the Seller Stock (as defined below), in the individual amounts listed on Schedule A next to such Stockholder's name.
----------

         (3) The combination will be accomplished by a merger of Merger Sub with and into the Seller with the Seller surviving and the Stockholders receiving the consideration hereinafter set forth proportionate with such Stockholder's equity interest as set forth on Schedule A.
                         ----------

         (4) The Boards of Directors of the Seller, the Parent and Merger Sub have duly adopted and approved this Agreement and the other Merger Documents (as defined below); Merger Sub's sole stockholder will, immediately after the execution and delivery of this Agreement duly adopt and approve this Agreement and the other Merger Documents; and the Board of Directors of Seller has recommended this Agreement and the other Merger Documents to the Stockholders, who will, immediately after the execution and delivery of this Agreement duly adopt and approve this Agreement and the other Merger Documents by adoption and approval by those Stockholders holding a majority of the issued and outstanding common stock of the Seller.

         (5) The Parties intend, by executing this Agreement (directly or by joinder), to adopt a plan of reorganization within the meaning of Section 368 of the Code (as defined below), and to cause the Merger (as defined below) to qualify as a reorganization under the provisions of Section 368(a)(1)(A) and
Section 368(a)(2)(E) of the Code.

         Intending to be legally bound, the Parties hereto agree as follows:

                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings:

         "Authorizations" means any governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, and permits to or from, or filings, notices, or recordings to or with, federal, state, and/or local governmental authorities as well as states and jurisdictions outside of the U.S.

         "Beneficiaries" is defined in Section 4.19(a).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Closing" is defined in Section 1.2.

         "Closing Date" is defined in Section 1.2.

         "Contemplated Transactions" means such transactions as are required to be consummated by the Parties pursuant to this Agreement and the other Merger Documents (as defined below).

         "Delaware Law" means the General Corporation Law of the State of Delaware.

         "Disclosure Schedules" shall mean the disclosure schedules, dated as of the Execution Date, which have been delivered on the Execution Date by the Seller to the Parent, and references to a numbered Schedule shall mean that portion of the Disclosure Schedules that refers to the specific section or subsection of this Agreement.

         "Equity Rights" means subscriptions, options, warrants, calls, commitments, or agreements of any character calling for the transfer, purchase, subscription, or issuance of any Shares (as defined below) of a Seller Entity (as defined below).

         "Escrow Agent" means Wachovia Bank, National Association.

         "GAAP" means United States generally accepted accounting principles consistently applied and maintained.

         "Governmental Authority" means any United States federal, state or local, or foreign, governmental, regulatory or administrative authority, agency, department, board, investigative body or commission or any court, tribunal, or judicial or arbitral body.

         "Including" (whether capitalized or not) means "including, without limitation."

         "Intellectual Property" means, as used by the Seller in connection with the conduct of the Seller's Business (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all domain names, uniform resource locators and other names and locators associated with the Internet; (v) all industrial designs and any registrations and applications therefor; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated; (ix) any computer software and databases, whether owned or licensed; and (x) any similar or equivalent rights to any of the foregoing (as applicable) used directly or indirectly or relating to the Seller's Business.

         "Inventory" means all unused or reusable materials, work in process, damaged or unfinished goods and supplies, in each case to the extent owned by the Seller and used directly or indirectly in or otherwise relating primarily to the Seller's Business.

         "Joint Memorandum" means the joint memorandum, including the annexes thereto, complying with Regulation D under the 1933 Act to be delivered to the Stockholders in connection with the Merger.

         "Laws" means all (i) statutes, ordinances or other published legislative enactments of the United States of America or other country or foreign government, or of any state or political subdivision or agency thereof (including any county, municipal or other local subdivisions), (ii) rules, regulations, orders, permits, directives or other actions or approvals of any Governmental Authority, and (iii) judgments, awards, orders, decrees, writs and injunctions of any court, Governmental Authority or arbitrator.

         "Letter Agreement" means that certain letter agreement dated March 19, 2002 between the Parent and the Seller.

         "Litigation" means any claim, action, suit, proceeding, inquiry, hearing, arbitration, administrative proceeding, or investigation.

         "Lien" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

         "Material Adverse Effect" with respect to a Person (as defined below) means any circumstance, change in, or effect on the business and affairs of such Person or any Subsidiary (as defined below) thereof that, individually or in the aggregate with any other circumstances, changes in, or effects on, the business and affairs of such Person and its Subsidiaries: (i) is, or would reasonably be expected to be, materially adverse to the business, operations, assets or liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to materially adversely affect the ability of such

Person and its Subsidiaries to operate or conduct its or their respective businesses and affairs in the manner in which it is currently operated or conducted.

         "Material Seller Contracts" means: (i) as of the date of this Agreement, all of the Seller Contracts (as defined below) under which either the Seller or any Seller Subsidiary (as defined below) paid $50,000 or more during the 12 month period ending February 28, 2002, or the Seller or any Seller Subsidiary received $50,000 or more during the 12 month period ending February 28, 2002; and (ii) as of the Closing Date, the Seller Contracts referred to in subsection (i) above and the Seller Contracts that the Seller reasonably determines shall result in the payment or receipt of more than $50,000 for the 12 month period following the Closing Date.

         "Merger" means the merger of the Merger Sub with and into the Seller.

         "Merger Documents" means this Agreement, together with all the agreements, certificates, opinions, and other instruments and documents required to be executed pursuant to this Agreement (excluding the Joint Memorandum).

         "Parent Common Stock" is defined in Section 2.1(a).

         "Parent Subsidiary" means any Subsidiary of the Parent.

         "Party" has the meaning set forth in the preamble hereto.

         "Permitted Lien" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Seller's Business and (iv) any Liens set forth on Schedule B.

         "Person" means an individual, a trust, an estate, a partnership, an association, a company, a limited liability company, a corporation, a sole proprietorship, a professional corporation, a professional association or any other entity.

         "Plans" is defined in Section 4.19(a).

         "Seller's Business" means the business in which the Seller, alone or with any Seller Subsidiary, provides various Internet-based electronic processing services that enable, among other things, businesses to accept credit card, debit card and electronic check payments and provides straight-through processing that eliminates a business's need to use a gateway or invest in front-end technology to process, whether their transactions take place online, over the telephone or at the point of sale.

         "Seller Contract" means all oral or written contracts, leases, agreements, indentures, licenses, mortgages, insurance policies, commitments or binding arrangements or relationships (including any amendments thereto) pursuant to which the Seller or any Seller Subsidiary is a party.

         "Seller Entity" means the Seller and each Seller Subsidiary.

         "Seller Stock" means all of the issued and outstanding shares of capital stock of the Seller as of the Closing Date.

         "Seller Subsidiary" means any Subsidiary of the Seller.

         "Shares" shall mean any common or preferred stock, membership interests, limited partnership interests, equity, or other similar interest of each Seller Entity, or any security convertible into or otherwise exercisable for Shares.

         "Social" refers to employment-related obligations of any Seller Entity, including all actual or contingent liabilities relating to unemployment, health, injury, death and retirement as well as any and all items of a similar nature.

         "Stockholder Designated Official" shall mean Mr. Raymond Moyer, as appointed pursuant to Section 12.14.

         "Subsidiary" means any corporation, limited liability company, partnership, joint venture or other legal entity in which a specified Person, directly or indirectly, owns or controls the voting of at least a 50% share or other equity interest or for which such Person, directly or indirectly, acts as a general partner.

         "Surviving Corporation" means the Seller upon the merger of Merger Sub with and into the Seller.

         "Tax" means all forms of levies, taxes, customs and other duties normally deemed to be of a fiscal or customs nature, including (i) all taxes levied, imposed or assessed under the Code, or any other statute, rule, ordinance or Law, in the United States or elsewhere; (ii) taxes in the nature of sales tax, franchise tax, consumption tax, value added tax, payroll tax, group tax, undistributed profits tax, fringe benefits tax, recoupment tax, withholding tax, land tax, water rates, municipal rates, stamp duties, gift duties or other state, territorial, provincial or municipal charges or impositions levied, imposed or collected by any governmental body; and (iii) any additional tax, interest, penalty, charge, fee or other amount of any kind assessed, charged or imposed in relation to the non-payment, late, short or incorrect payment of the same or the failure to file any return.

                                   ARTICLE 1 -
                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined below), Merger Sub
             ----------
shall be merged with and into the Seller in accordance with the provisions of this Agreement and

Delaware Law, and the separate existence of Merger Sub shall thereupon cease, and the Seller, as the Surviving Corporation in the Merger, shall continue its corporate existence under Delaware Law as a wholly-owned subsidiary of the Parent.

         1.2 Closing. The consummation of the Contemplated Transactions (the
             -------
"Closing") shall take place at the offices of Cozen O'Connor, 1900 Market Street, Philadelphia, Pennsylvania 19103, as soon as practicable, and in no event later than five business days after the satisfaction or waiver of each of the conditions set forth in Article 9 below, or on such other date as the Parties agree (the "Closing Date"). At the Closing, the Parties shall execute and deliver the certificates, opinions and other instruments and documents referred to in Article 9.

         1.3 Effective Time of the Merger. Contemporaneous with or immediately
             ----------------------------
following the Closing, the Parties shall cause a certificate of merger (the "Certificate of Merger") to be executed, delivered and filed with the Secretary of State of Delaware in accordance with the provisions of Delaware Law. The Merger shall become effective at the time of such filing unless a later effective time is specified in the Certificate of Merger pursuant to Delaware Law (the "Effective Time").

         1.4 Effect of the Merger. At the Effective Time, the effect of the
             --------------------
Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of Delaware Law, including, but not limited to,
Section 251 of Delaware Law. At the Effective Time, all the property, rights, privileges, powers and franchises of the Seller and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Seller and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.5 Certificate of Incorporation; Bylaws. The certificate of
             ------------------------------------
incorporation and bylaws of the Seller shall be amended in the Merger to read in their entirety as set forth on Exhibit 1.5 hereto and as so amended, shall
                               -----------
become the certificate of incorporation and bylaws of the Surviving Corporation, until duly amended in accordance with applicable Law.

         1.6 Directors and Officers of the Surviving Corporation. At the
             ---------------------------------------------------
Effective Time, the Persons who are directors and officers of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation until such time as they may be replaced in accordance with the bylaws of the Surviving Corporation.

         1.7 Satisfaction of Certain Liabilities. The Parent agrees that after
             -----------------------------------
the Closing, the Parent shall pay, or shall cause the Surviving Corporation to pay or otherwise satisfy, the liabilities and obligations set forth on Schedule
                                                                       --------
1.7 in accordance with the payment schedule set forth on Schedule 1.7.
---                                                      ------------

                                    ARTICLE 2
               CONSIDERATION AND CONVERSION AND EXCHANGE OF SHARES

         2.1 Merger Price. At the Effective Time, in consideration for the
             ------------
Seller's entry into this Agreement and fulfillment of the obligations, covenants, terms and conditions set forth in this Agreement, including the approval of the requisite Stockholders, by virtue of the Merger:

            (a) Subject to Section 2.5 regarding fractional shares and subject to adjustment as provided in Section 8.14, the aggregate merger price consideration (the "Merger Consideration") for the Seller Stock shall be one million three hundred forty-nine thousand eight hundred ninety-four (1,349,894) shares of common stock, no par value of the Parent (the "Parent Common Stock"). The number of shares of Parent Common Stock to be issued and delivered at the Closing was determined by using the Parent Common Stock valued at $38.48 (the average of the closing prices of the Parent Common Stock on the Nasdaq National Market for the three trading days immediately preceding the signing of the Letter Agreement) (the "Parent Share Price"). On the Closing Date, the Parent shall deliver the Merger Consideration as follows:

                (i) subject to the following clause (ii), 1,349,894 shares of the Parent Common Stock (valued at the Parent Share Price) to the Stockholders, with each Stockholder to receive such number of InterCept shares as listed in the "InterCept Shares" column on Schedule A opposite such Stockholder's name;
                                 ----------
and

                (ii) provided, however, that the Parent shall deliver, out of the 1,349,894 shares specified in clause (i), 269,979 shares of the Parent Common Stock to the Escrow Agent, which shall hold such shares (the "Escrow Shares") in escrow (the "Escrow") pursuant to the terms of an escrow agreement in the form of Exhibit 2.1(a) attached hereto (the "Escrow Agreement"). The
               --------------
269,979 shares of the Parent Common Stock delivered to the Escrow Agent shall be withheld from and allocated among the Stockholders as listed in the "Escrow Shares" column on Schedule A opposite such Stockholder's name, with such
                  ----------
allocation taking into account (x) that some Stockholders are not becoming parties to this Agreement and consequently those Stockholders' shares are not being placed in Escrow, and (y) that the 269,979 shares placed in Escrow must be withheld only from those Stockholders who become parties to this Agreement.

             (b) Seller Stock. In exchange for payment of the Merger
                 ------------
Consideration as described in Section 2.1(a), all of the Seller Stock, excluding any such shares held in the treasury of the Seller, shall automatically be converted into only the right to receive the Merger Consideration, and such shares of Seller Stock shall automatically be cancelled and extinguished.

             (c) Treasury Shares. Each share of Seller Stock held in the
                 ---------------
treasury of the Seller shall be automatically canceled and extinguished, and no payment shall be made in respect of such shares.

             (d) Merger Sub Common Stock. Each issued and outstanding share of
                 -----------------------
Merger Sub common stock, par value $0.001 per share, at the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and nonassessable share of common stock,

$0.0001 per share, of the Surviving Corporation, which shall then constitute all of the issued and outstanding shares of the Surviving Corporation.

         2.2 Surrender and Exchange of Certificates Representing Seller Stock.
             ----------------------------------------------------------------
At the Closing, each Stockholder shall surrender to the Parent an outstanding certificate or certificates that immediately prior to the Effective Time represented such holder's Seller Stock (the "Certificates"). In exchange, and subject to the terms of the Escrow, such Stockholder shall be entitled to receive at the Closing one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing the number of shares of Parent Common Stock to which such holder of Seller Stock shall have become entitled pursuant to the provisions of Section 2.1, and the Certificates so surrendered shall forthwith be canceled. From the Effective Time until surrender in accordance with the provisions of this Section, each Certificate (other than Certificates representing treasury shares) shall represent for all purposes only the right to receive the Merger Consideration, without interest. All payments in respect of Seller Stock that are made in accordance with the terms of this Agreement shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

         2.3 Appraisal Rights. The Seller has endeavored, and will continue to
             ----------------
endeavor, to obtain the waiver by each Stockholder of such Stockholder's appraisal rights available under Delaware Law. In the event that the Seller is not able to obtain waivers from all of the Stockholders prior to the Closing, the Parent hereby agrees to cause the Surviving Corporation to provide, within 10 days after the Closing Date, written notice of appraisal rights to all Stockholders who have not waived their appraisal rights in accordance with Delaware Law (the "Dissenting Stockholders"). Notwithstanding anything in this Agreement to the contrary, any Shares of Seller Stock held by Dissenting Stockholders shall not be converted into Parent Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Stockholders pursuant to Delaware Law. The Seller agrees that, except with the prior written consent of the Parent, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each Dissenting Stockholder who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Seller Stock shall receive payment therefor (but only after such value shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Stockholders shall lose their status as Dissenting Stockholders, the Parent shall issue and deliver, upon surrender by such holder of certificate(s) formerly representing shares of Seller Stock, the number of shares of Parent Common Stock (and any cash in lieu of fractional shares of Parent Common Stock) to which such Dissenting Stockholder would otherwise be entitled under Sections 2.1 and 2.5 hereof, without interest, pursuant to and in accordance with the terms of this Agreement.

         2.4 Tax and Accounting Consequences. The Parties intend that the Merger
             -------------------------------
shall constitute a reorganization within the meaning of Section 368 of the Code, and each of the Parties will use its commercially reasonably efforts to cause the Merger to be treated as such a reorganization. The Parties adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

         2.5 Fractional Shares. Notwithstanding anything herein to the contrary,
             -----------------
no fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Seller Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from the Parent an amount of cash (rounded to the nearest whole cent) equal to (a) such fraction, multiplied by (b) the Parent Share Price.
               ----------

                                    ARTICLE 3
                              RULES OF CONSTRUCTION

         In the interpretation of this Agreement, unless otherwise provided or the context otherwise requires:

             (a) the singular includes the plural and vice versa and, in particular (but without limiting the generality of the foregoing), any word or expression defined in the singular has the corresponding meaning used in the plural and vice versa;

             (b) any reference to any gender includes the other genders;

             (c) any reference to an Article, Section, Exhibit, clause, subclause, paragraph, subparagraph, Schedule or recital is a reference to an Article, Section, Exhibit, clause, subclause, paragraph, subparagraph, Schedule or recital of this Agreement;

             (d) any reference to any agreement, contract, instrument or other document (i) shall include all appendices, exhibits and schedules thereto and all agreements, documents or other writings incorporated by reference therein, and (ii) shall be a reference to such agreement, instrument or other document as amended, supplemented, modified, suspended, restated or novated from time to time;

             (e) any reference to any statute shall be construed as including all statutory provisions consolidating, amending or replacing such statute and all governmental regulations and rules promulgated thereunder;

             (f) any reference to "writing" includes printing, typing, lithography and other means of reproducing words in a visible form;

             (g) any reference to a time or date or to a local time or date is a reference to the time and date in Atlanta, Georgia; and

             (h) the headings and article, section and paragraph numbering contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement, nor shall such headings and numbering be used in any manner to aid in the construction of this Agreement.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                              AND THE STOCKHOLDERS

         The Seller and the Stockholders hereby represent and warrant, jointly and severally, to the InterCept Parties, except as set forth on the Disclosure Schedules attached hereto, each of which exception shall specifically identify the relevant subsection hereof to which it relates, as follows:

         4.1   Entity Organization; Capitalization.
               -----------------------------------

               (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the Delaware Law. Each Seller Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of organization.

               (b) The authorized Shares of the Seller consists of 3,000,000 shares of the Seller's common stock, $0.0001 par value per share, of which 1,083,951.91 shares are issued and outstanding as of the Execution Date. As of the Execution Date, there were no shares of the Seller's common stock, or any other class of capital stock, reserved for issuance upon the exercise of outstanding Equity Rights. There are no contracts by which the Seller is bound to issue additional Shares or any Equity Rights, and there are no contracts by which the Seller is or may be bound to transfer any of its Shares. All issued and outstanding shares of the Seller's common stock have been duly authorized and validly issued and are fully paid and nonassessable.

               (c) Credit Card Services, Inc., a Delaware corporation, ("CCS") is the only Subsidiary of the Seller. The authorized Shares of CCS consists of 2,500 shares of CCS's common stock, no par value per share, of which 770 shares are issued and outstanding as of the Execution Date. All issued and outstanding shares of CCS's common stock have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Seller.

               (d) Each Seller Entity has all corporate power and authority to operate and conduct the Seller's Business and to own and lease all of their properties and assets related to the Seller's Business.

               (e) Except as disclosed on Schedule 4.1(e), each Seller Entity is
                                          ---------------
duly qualified or licensed to do or transact business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, which jurisdictions are listed by the respective Seller Entity, as applicable, on
Schedule 4.1(e), other than in such jurisdictions where the failure to be so
---------------
qualified to do or transact business or in good standing (individually or in the aggregate) would not have a Material Adverse Effect on the Seller or the Surviving Corporation.

               (f) As of the Execution Date, the Stockholders are the sole record and beneficial owners of the Seller Stock. The Seller owns all of the issued and outstanding Shares of each Seller Subsidiary. No Share of any Seller Subsidiary is or may become required to be issued by reason of any Equity Rights. There are no contracts by which any Seller Subsidiary is bound to issue additional Shares or Equity Rights. There are no contracts by which any Seller Subsidiary is or may be bound to transfer any of the Shares of such Seller Subsidiary. There are no contracts relating to the rights of any Seller Entity to vote or to dispose of any Shares of any such Seller Subsidiary. All of the Shares of each Seller Subsidiary held by the Seller are fully paid and nonassessable under the applicable corporate law of the jurisdiction in which such Seller Subsidiary is organized and are owned by the Seller free and clear of any Lien.

               (g)  Schedule 4.1(g) sets forth copies of the certificate of
                    ---------------
incorporation, bylaws and other organizational or operating agreements, if any, of each Seller Entity.

               (h)  Except as set forth in Schedule 4.1(h), no Seller Entity
                                           ---------------
owns or controls, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture, or other entity.

          4.2  Entity Power; Authorization; Enforceable Obligations. The Seller
               ----------------------------------------------------
has the full corporate power and authority to execute and deliver the Merger Documents and to consummate the Contemplated Transactions. The Seller has taken all necessary corporate action, including all action required by its board of directors, to authorize the execution and delivery of the Merger Documents and the consummation of the Contemplated Transactions. The Merger Documents constitute the legal, valid, and binding obligations of the Seller, enforceable against the Seller in accordance with their terms and conditions, except as such enforcement may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally, and by general principles of equity.

          4.3  No Conflict. Except as set forth on Schedule 4.3, neither the
               -----------                         ------------
execution and delivery of the Merger Documents, nor the consummation of the Contemplated Transactions, will (i) violate any Law applicable to any Seller Entity or the Seller's Business, (ii) violate or conflict with any provision of the charter or bylaws of any Seller Entity, or (iii) conflict with, result in the breach of, or constitute a default under any Material Seller Contract, except with respect to (i) above where such violation, conflict, breach or default would not have a Material Adverse Effect on the Seller or the Surviving Corporation.

          4.4  Government Consents. Except as listed in Schedule 4.4 (such
               -------------------                      ------------
scheduled items being referred to in this Agreement as the "Required Government Consents"), no Authorization is necessary for the execution and delivery of the Merger Documents by the Seller or the consummation by the Seller of the Contemplated Transactions, or the conduct of the Seller's Business.

          4.5  Required Contract Consents. Except as disclosed in Schedule 4.5
               --------------------------                         ------------
(such scheduled items being referred to in this Agreement as the "Required Contract Consents"), no approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any Person is necessary
(i) for the execution and delivery of the Merger Documents by any Seller Entity or the consummation by any Seller Entity of the Contemplated Transactions; or
(ii) with respect to any Material Seller Contracts.

          4.6  Financial Matters. The audited consolidated balance sheets of the
               -----------------
Seller Entities as of December 31, 1999, 2000 and 2001, the related audited consolidated statements of operations and cash flow for the periods ending December 31, 1999, 2000 and 2001, and the unaudited consolidated balance sheet of the Seller as of March 31, 2002 (the "03-31-02 Balance Sheet") are collectively referred to in this Agreement as the "Financial Statements." The Financial Statements, including the notes thereto, were prepared in accordance with GAAP and fairly present the financial position, results of operations and cash flows of the Seller Entities as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to (i) normal and recurring year-end adjustments, which are not expected, individually or in the aggregate, to be material in amount, and (ii) the absence of footnotes.)

          4.7  Absence of Changes. Except as set forth in Schedule 4.7 and
               ------------------                         ------------
except for the execution and delivery of this Agreement and the Contemplated Transactions to take place pursuant hereto on or prior to the Closing Date, since the date of the 03-31-02 Balance Sheet there has not been any event or development that, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on the Seller or the Surviving Corporation. Without limiting the foregoing, except as disclosed in Schedule 4.7, there has not occurred, between the date of the 03-31-02
   ------------
Balance Sheet and the date hereof, any of the following:

               (a)  (i)   any increase in the salary, wages or other
compensation of any employee of any Seller Entity whose annual salary is, or after giving effect to such change would be, $50,000 or more;

                    (ii) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Plan or any employment-related contract or other compensation arrangement with or for such employees or (B) salary ranges, increase guidelines or similar provisions in respect of any Plan or any employment-related contract or other compensation arrangement with or for such employees; or

                    (iii) any adoption, entering into or becoming bound by any Plan, employment-related contract or collective bargaining agreement by any Seller Entity, or amendment, modification or termination (partial or complete) of any Plan, employment-related contract or collective bargaining agreement by any Seller Entity, except to the extent required by applicable Law;

               (b)  (i)   any incurrences by the Seller of indebtedness with
respect to the conduct of the Seller's Business in an aggregate principal amount exceeding $50,000 (net of any amounts discharged during such period);

                    (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any material right of the Seller under, any indebtedness of or owing to the Seller with respect to the conduct of the Seller's Business; or

                    (iii) any entering into or becoming bound by any operating lease agreement by the Seller with respect to the conduct of the Seller's Business with aggregate scheduled payments exceeding $50,000;

               (c) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment used or held for use in the conduct of the Seller's Business in an aggregate amount exceeding $100,000;

               (d) any material change in (i) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of the Seller's Business or (ii) any method of calculating any bad debt, contingency or other reserve of the Seller's Business for accounting, financial reporting or tax purposes;

               (e)  (i)   any acquisition or disposition of any assets and
properties used or held for use in the conduct of the Seller's Business, other than Inventory in the ordinary course of business consistent with past practice and other acquisitions or dispositions not exceeding in either case $50,000 in the aggregate; or

                    (ii) any creation or incurrence of a Lien (other than Permitted Liens) on any assets and properties used or held in the conduct of the Seller's Business;

               (f) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any Material Seller Contract;

               (g) any capital expenditures or commitments for additions to property, plant or equipment used or held for use in the conduct of the Seller's Business constituting capital assets in an aggregate amount exceeding $50,000;

               (h) any transaction with any officer or director (or any associate of any such officer or director) of any Seller Entity that is either
(i) outside the ordinary course of business consistent with past practice or
(ii) other than on an arm's-length basis;

               (i) any labor trouble or written notice of a claim of wrongful discharge or other unlawful labor practice or action;

               (j) the receipt of written notice of any Litigation against or, to the Seller's knowledge, the investigation or threat of commencement of any Litigation against, any Seller Entity or the Seller's Business;

               (k) any amendments or changes to the charter or bylaws of any Seller Entity;

               (l) any declaration, setting aside, or payment of a dividend or other distribution in respect to the equity of any Seller Entity, or any direct or indirect redemption, purchase or other acquisition by any Seller Entity of any of its capital stock or other equity;

               (m) any issuance or sale by any Seller Entity of any Shares or Equity Rights;

               (n) any change in pricing, fees or royalties set or charged by any Seller Entity to its customers or licensees or in pricing, fees, or royalties set or charged by Persons who have licensed Intellectual Property to any Seller Entity;

               (o) any other transaction involving or development affecting the Seller's Business outside the ordinary course of business consistent with past practice; or

               (p) any entering into of a contract or any other commitment or resolution to do or engage in any of the foregoing.

          4.8  No Undisclosed Liabilities. The Seller has no material
               --------------------------
obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the Financial Statements or in the notes thereto or as disclosed on Schedule 4.8,
                                                                ------------
(b) those incurred in the ordinary course of business and not required to be set forth in the Financial Statements under GAAP, (c) those incurred in the ordinary course of business since the date of the 03-31-02 Balance Sheet or as disclosed in Schedule 4.8 and consistent with past practice, and (d) those incurred in
   ------------
connection with the execution of this Agreement.

          4.9  Title to Tangible Property. The Surviving Corporation at Closing
               --------------------------
shall have good and marketable title to all of the tangible personal and real property of the Seller as of 03-31-02 and acquired since that date (except as sold in the ordinary course of business) (the "Owned Assets"), free and clear of all material Liens whatsoever, except for the leases disclosed in Schedule 4.14,
                                                                  -------------
and Permitted Liens.

          4.10 Condition of Property. All of the tangible real and personal
               ---------------------
property used in the Seller's Business are in good operating order, condition, and repair, ordinary wear and tear excepted, and are suitable for use in the Seller's Business in the ordinary course, as presently operated.

          4.11 Inventory. All Inventory is of usable quality and includes no
               ---------
material amount of obsolete or discontinued items or items that cannot be used by the Surviving Corporation in the Seller's Business in the ordinary course, consistent with past practices and uses, other than reserves for obsolescence as disclosed on the 03-31-02 Balance Sheet.

          4.12 Contracts. The Seller Contracts described in Schedule 4.12(a)
               ---------                                    ----------------
constitute all Material Seller Contracts of each Seller Entity in effect as of the date of this Agreement. All such Material Seller Contracts are valid, binding, and enforceable in accordance with their terms and are in full force and effect. Except as set forth on Schedule 4.12(b), there are no existing
                                   ----------------
defaults by any Seller Entity under any such Material Seller Contracts and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default thereunder by the applicable Seller Entity.

         4.13  Intellectual Property.
               ---------------------

               (a)  Except as described in Schedule 4.13, each Seller Entity
                                           -------------
owns all of the Intellectual Property.

               (b)  Schedule 4.13 lists (i) all patents and patent applications
                    ------------
and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right owned by Seller has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which any Seller Entity is a party and pursuant to which any Person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which any Seller Entity is a party and pursuant to which any Seller Entity is authorized to use any third party patents, trademarks or copyrights, including software which are incorporated in, are, or form a part of any product or service offering of any Seller Entity.

               (c) To the Seller's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation by any third party of any Intellectual Property rights of any Seller Entity, including any trade secret used in or held for use in the Seller's Business. No Seller Entity has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

               (d)  Except as described in Schedule 4.13(d), all patents,
                                           ----------------
registered trademarks, service marks and copyrights held by each Seller Entity are valid and existing, and there is no assertion or claim (or basis therefor) challenging the validity of any Intellectual Property owned by of any Seller Entity. Except as described in Schedule 4.13(d), no Seller Entity has been sued
                               ----------------
in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. To the Seller's knowledge, the conduct of the Seller's Business as currently conducted, including the use in any way of the Intellectual Property with respect to Seller's Business, does not infringe or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party. No third party is challenging the ownership by any Seller Entity, or the validity or effectiveness of, any of the Intellectual Property. Except as described in Schedule 4.13(d), no Seller Entity
                                              ----------------
has brought any Litigation for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending or, to the Seller's knowledge, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of any Seller Entity, except such as may have been commenced by a Seller Entity.

               (e) Each Seller Entity has secured valid written assignments from all employees and, to the Seller's knowledge, consultants and independent contractors who contributed to the creation or development of Intellectual Property of the rights to such contributions that such Seller Entity does not already own by operation of law.

               (f) Each Seller Entity has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential information of each Seller Entity and third parties. Each Seller Entity has a policy requiring each employee, consultant, and independent contractor to execute proprietary information and confidentiality agreements substantially in such Seller Entity's standard forms, and all current and former employees, consultant and independent contractors of each Seller Entity has executed such an agreement. To the Seller's knowledge, there has been no misuse or misappropriation of confidential information owned by each Seller Entity. To the Seller's knowledge, there has been no misuse or misappropriation by any Seller Entity of confidential information not owned by a Seller Entity.

         4.14  Leases. The leases disclosed in Schedule 4.14 constitute all of
               ------                          -------------
the Seller's leasing or rental contracts, agreements, and other commitments and arrangements in effect as of the date of this Agreement (the "Leases"). All of the Leases are valid, binding, and enforceable in accordance with their respective terms and are in full force and effect. Except as described in
Schedule 4.14, there are no existing defaults by any Seller Entity under any
-------------
Lease and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default thereunder by the applicable Seller Entity.

         4.15  Restrictions on Business Activities. Except as set forth on
               -----------------------------------
Schedule 4.15, there is no agreement, judgment, injunction, order or decree
-------------
binding upon any Seller Entity that has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of the Seller or the Surviving Corporation. No Seller Entity has entered into an agreement under which such Seller Entity is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

         4.16  Litigation. Except as disclosed in Schedule 4.16, no Litigation
               ----------                         -------------
is pending, or, to the Seller's knowledge, threatened against any Seller Entity (including any present directors, officers, or employees of any Seller Entity) affecting, involving, or relating to the Seller's Business, or that could prevent, enjoin, or materially alter or delay any of the Contemplated Transactions, or that could reasonably be expected to have a Material Adverse Effect on the Seller or the Surviving Corporation.

         4.17  Court Orders, Decrees, and Laws.
               -------------------------------

               (a)  Compliance With Laws. Except as set forth on Schedule
                    --------------------                         --------
4.17(a), there is no outstanding or, to the Seller's knowledge, threatened
-------
order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against any Seller Entity affecting, involving, or relating in an adverse manner to the Seller's Business. Each Seller Entity has complied with, and is not in violation of, any Laws affecting, involving, or relating to the Seller's Business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on the Seller or the Surviving Corporation, and no Seller Entity has received any written notice of such alleged violation.

               (b)  Adequacy of Authorizations. The Authorizations listed on
                    --------------------------
Schedule 4.17(b) constitute all approvals, authorizations, certifications,
----------------
consents, variances, permissions, licenses, or permits to or from, or filings, notices, or recordings to or with, U.S. or non-U.S., federal, state, or local governmental authorities that are required for the ownership and the conduct of the Seller's Business under all applicable Laws, and the Seller has such Authorizations, except where the failure to obtain such Authorization could not have a Material Adverse Effect. Each Seller Entity is in compliance, in all material respects, with all terms and conditions of such required Authorizations. All of the Authorizations are in full force and effect, and, to the Seller's knowledge, no suspension or cancellation of any of them is being threatened. No Authorization will be affected by the consummation of the Contemplated Transactions.

               (c)  Environmental Matters. The operations of each Seller Entity
                    ---------------------
forming a part of the Seller's Business (including real property, leaseholds, or other interests currently or formerly owned or operated by such Seller Entity) comply, and have complied, in all material respects with all applicable Laws relating to pollution, waste discharge limits, hazardous or toxic substances, biological or biomedical wastes, resource extraction, construction, or protection of the environment ("Environmental Laws"). No Seller Entity has violated, and no Seller Entity has received any written notice of any pending or threatened investigation, proceeding or claim with respect to the Seller's Business to the effect that any Seller Entity or the Surviving Corporation is or may be liable to any Person, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any Environmental Laws. There is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of any Seller Entity or the Surviving Corporation to any Person or for any such cleanup costs.

         4.18  Personnel and Compensation.
               --------------------------

               (a)  List of Personnel. Schedule 4.18(a) is a true and complete
                    -----------------  ----------------
list of the names and current compensation levels of (i) all salaried or annual employees and (ii) all independent contractors and/or consultants (excluding vendors and suppliers) involved in the Seller's Business.

               (b)  Employee Relations. There is no labor strike, dispute,
                    ------------------
slowdown, stoppage, or similar activity pending or, to the Seller's knowledge, threatened against any Seller Entity pertaining to the Seller's Business or the employees involved in the Seller's Business. Except as described in Schedule
                                                                    --------
4.18(b), there are no charges, investigations, administrative proceedings, or
-------
formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the Seller's knowledge, threatened before the Equal Employment Opportunity Commission or any federal, state, or local agency or court against any Seller Entity pertaining to the Seller's Business or the employees of the Seller's Business, and, to the Seller's knowledge, no basis for any such charge, investigation, administrative proceeding, or complaint exists.

         4.19  Employee Benefit Plans and Arrangements.
               ---------------------------------------

               (a)  List of Plans and Obligations. The employee benefit plans
                    -----------------------------
and arrangements set forth in Schedule 4.19 is a complete and accurate list and
                              -------------
description of all plans, arrangements, agreements, commitments and other binding obligations of each Seller Entity, including but not limited to pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, sick leave without compensation, bonus and other incentive plans, every medical, vision, dental and other health plan, every life insurance plan and every other written or unwritten employee program, arrangement, agreement or understanding, commitment or method of contribution or compensation, whether formal or informal, whether funded or unfunded, and other obligations under which each Seller Entity has been, is or will be obligated to provide benefits to any current or former employee, retiree, director, independent contractor, stockholder, officer, consultant or other beneficiary, or dependent, spouse or other family member or beneficiary of such employee, retiree, director, independent contractor, stockholder, officer, consultant, or other beneficiary of any Seller Entity, whether during their employment with such Seller Entity or after the termination of such employment (the "Plans" and the "Beneficiaries," respectively).

               (b)  Compliance. All of the Plans have been maintained, funded
                    ----------
and administered in compliance, in all respects, with all applicable Laws, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code and all regulations and rulings related thereto. There are no penalties, interest, or Taxes related to the Plans due to any federal or state authority.

               (c)  No Liabilities or Obligations. Except as reflected on the
                    -----------------------------
Financial Statements, no Seller Entity has any liabilities or obligations to any Beneficiaries, Governmental Authorities, or any other parties arising out of or relating to the Plans.

               (d)  No Payments. Except as disclosed on Schedule 4.19(d), the
                    -----------                         ----------------
consummation of the Merger pursuant to this Agreement will not (i) entitle any Beneficiary to any severance pay, unemployment compensation, or any other payment contingent upon a change in control or ownership of the Seller or its assets, or (ii) accelerate the time of payment or vesting or increase the amount of any compensation or benefit due to any Beneficiary.

               (e)  No Multi-Employer or Certain Other Plans. None of the Plans
                    ----------------------------------------
is a multi-employer plan, as defined in Section 3(37) of ERISA, or is subject to Title IV of ERISA or Code section 412; and no Seller Entity (or any affiliate of any Seller Entity) has or has had any liability or other obligation in connection with any such multi-employer plan, or plan which is or was subject to Title IV of ERISA or Code section 412.

         4.20  Insurance Matters.
               -----------------

               (a)  Insurance Policies. Schedule 4.20 lists all insurance
                    ------------------- -------------
policies of each Seller Entity. Each Seller Entity has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of such Seller Entity. All premiums due and payable under all such policies and bonds have been paid and each Seller Entity is otherwise in compliance with the terms of such policies and bonds. No Seller Entity has any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies, other than industry-wide premium increases for reasons not specifically limited to the Seller Entities.

               (b)  Insurance Claims. Except as disclosed on Schedule 4.20(b),
                    ----------------                         ----------------
there are no pending material claims against insurance established or obtained with respect to the Seller's Business by any Seller Entity as to which insurers have denied liability or are defending under any reservation of rights, and there exists no material claim under such insurance that has not been properly filed by any Seller Entity.

         4.21  Broker's or Finder's Fees. No brokerage or finder's fee (or
               -------------------------
agent's commissions or investment banker's fee or any similar charges in connection with this Agreement or any of the Contemplated Transactions) has been incurred or will be incurred by any Seller Entity.

         4.22  Accounts Receivable. Except as set forth in Schedule 4.22(a), the
               -------------------                         ----------------
Seller's accounts receivable as set forth on Schedule 4.22(b) (a) arose from
                                             ----------------
bona fide sales or services transactions in the ordinary course of business and
---- ----
are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (c) to the Seller's knowledge, are not subject to any valid set-off or counterclaim, (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (e) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, except to the extent of any reserves for bad debts or doubtful accounts as provided for in the 03-31-02 Balance Sheet, and (f) are not the subject of any actions or proceedings brought by or on behalf of any Seller Entity.

         4.23  Vehicles. Schedule 4.23 contains a true and complete list of all
               --------  -------------
motor vehicles owned or leased by any Seller Entity and used or held for use in the conduct of the Seller's Business (the "Vehicles"). Except as disclosed in
Schedule 4.23, each Seller Entity has good and valid title to, or has valid
-------------
leasehold interests in or valid rights under contract to use, each Vehicle, free and clear of all Liens other than Permitted Liens.

         4.24  No Guarantees. Except as disclosed on Schedule 4.24, none of the
               -------------                         -------------
liabilities of the Seller's Business or of any Seller Entity incurred in connection with the conduct of the Seller's Business is guaranteed by or subject to a similar contingent obligation of any other Person, nor has any Seller Entity guaranteed or become subject to a similar contingent obligation in respect of the liabilities of any customer, supplier or other Person to whom any Seller Entity sells goods or provides services in the conduct of the Seller's Business or with whom such Seller Entity otherwise has significant business relationships in the conduct of the Seller's Business.

         4.25  Tax Matters.
               -----------

               (a)  Tax and Social Returns. Except as set forth on Schedule
                    ----------------------                         --------
4.25(a), each Seller Entity has correctly and timely (i) filed all Tax and
-------
Social returns required to be filed in the manner required by Tax and Social authorities, (ii) responded to information requested by said authorities and
(iii) made on or before the applicable due date all Tax and Social payments required to be made as set forth on such returns.

               (b)  Other Matters. Except as set forth in Schedule 4.25(b): (i)
                    -------------                         ----------------
no Seller Entity is subject to income tax in countries other than those where such entity is registered; (ii) if any

Seller Entity is established in a country where value added tax is applicable, such Seller Entity is duly registered as an entity subject to such Tax; (iii) expenses already incurred or which any Seller Entity is required to incur in the ordinary course of carrying on its trade or business are deductible from its ordinary income; (iv) no Seller Entity has entered into any transaction which could be disregarded or recharacterized for Tax or Social purposes on the grounds that it aimed at the evasion of Tax or Social obligations; and (v) no Seller Entity is the subject matter of any inquiry, investigation or audit relating to Tax or Social matters, nor has any such Seller Entity been informed of any proposed audit.

               (c)  Tax and Social Audits. Schedule 4.25(c) sets forth the
                    ---------------------  ----------------
conclusions of any Tax or Social audit or reassessment made during any period not yet completely time barred by applicable statutes of limitation.

               (d)  Returns Furnished. The Seller has provided the Parent with
                    -----------------
true and complete copies of (a) income tax audit reports, statements of deficiencies or audit response letters relating to Taxes, if any, and (b) all tax returns for each Seller Entity for all periods since inception.

               (e)  Tax Basis and Tax Attributes. Schedule 4.25(e) contains an
                    ----------------------------  ----------------
accurate and complete description or the tax basis of the assets of each Seller Entity.

               (f)  Withholding Taxes. Except as disclosed in Schedule
                    -----------------                         --------
4.25(f), the Seller has withheld and paid all Taxes required to have been
-------
withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (g)  Tax Sharing or Allocation Agreements. The Seller is not a
                    ------------------------------------
party to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreement.

               (h)  Prior Affiliated Groups. The Seller has never been a member
                    -----------------------
of an affiliated group of corporations, within the meaning of Section 1504 of the Code (as hereinafter defined).

         4.26  Customers and Suppliers. Except as disclosed in Schedule 4.26, no
               -----------------------                         -------------
customer that individually accounted for more than 2% of the Seller's aggregate gross revenues during the 12-month period preceding the date of this Agreement, and no supplier of any Seller Entity to which any Seller Entity has paid more than 2% of the Seller's aggregate gross revenues during the 12-month period preceding the date of this Agreement, has cancelled or otherwise terminated, or made any written or, to the Seller's knowledge, oral threat to any Seller Entity to cancel or otherwise terminate its relationship with such Seller Entity prior to the stated expiration date, or has at any time on or after December 31, 2000 decreased materially its services or supplies to any Seller Entity in the case of any such supplier, or its usage of the services or products of the any Seller Entity in the case of such customer, and, to the Seller's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with any Seller Entity or to decrease materially its services or supplies to any Seller Entity or its usage of the services or products of any Seller Entity, as the case may be. No Seller Entity has engaged in any fraudulent conduct with respect to any customer or supplier of any Seller Entity.

         4.27 No Commitments Regarding Future Products. No Seller Entity has
              ----------------------------------------
made any sales to customers that are contingent upon providing future enhancements of existing products or services, to add features not presently available on existing products or services, or to otherwise enhance the performance of its existing products or services (other than beta or similar arrangements pursuant to which a Seller Entity's customers from time to time test or evaluate products or services). The products or services any Seller Entity has delivered to customers substantially comply with published specifications for such products and services, and no Seller Entity has received material complaints from customers about its products or services that remain unresolved. Schedule 4.27 accurately sets forth a complete list of products and
            -------------
services in development (exclusive of mere enhancements to and additional features for existing products and services).

         4.28 Disclosure. No representation, warranty, or statement made by the
              ----------
Seller or the Stockholders in the Merger Documents contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained in this Agreement or in those Merger Documents, under the circumstances in which they were made, not materially misleading. The "EPX Information" (as defined in the following sentence) will, when the Joint Memorandum is distributed to the Stockholders of the Seller, not contain any untrue statement or omit to state any fact necessary to make the statements contained in the EPX Information, under the circumstances in which they were made, not materially misleading. "EPX Information" means the narrative and financial information contained in the Joint Memorandum about the Seller, including, without limitation, its capital structure, stockholders, officers and directors and their interests in the transaction, financial and operating data, capital resources, liquidity, corporate actions and procedures, risk factors, and certificate of incorporation and bylaws.

         4.29 Transactions with Related Parties. Except as set forth on Schedule
              ---------------------------------                         --------
4.29 or in connection with customary transactions in the ordinary course of
----
business, no officer, director, or stockholder of any Seller Entity (including any relative or affiliate of any such Person):

              (a) owes money to any Seller Entity;

              (b) has any claim against any Seller Entity;

              (c) has any interest in any property or assets used by Seller Entity in the Seller's Business;

              (d) has any benefits which are contingent on the Contemplated Transactions, other than as stated herein;

              (e) has any agreement whereby any Seller Entity has any outstanding financial obligations to such parties;

              (f) has any agreement with Seller Entity that is not terminable by such Seller Entity without penalty or notice;

              (g) has any agreement providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment; or

              (h) has any agreement or Plan, any of the benefits of which will be increased, vested or accelerated by the occurrence of any of the Contemplated Transactions.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

         Each Stockholder, severally and not jointly, additionally represents and warrants to the Parent, with respect to such Stockholder, as follows:

         5.1  Ownership of Shares. Each Stockholder owns of record and
              -------------------
beneficially all of the Seller Stock set forth opposite such Stockholder's name on Schedule A. Each Stockholder owns all right, title and interest in and to
   ----------
such Seller Stock, free and clear of all Liens (including those for federal or state estate or inheritance taxes), options, rights of refusal or similar rights or other transfer restrictions of any nature whatsoever (including any arising from any pending or, to the applicable Stockholder's knowledge, threatened Litigation) other than restrictions on transfers arising out of applicable federal and state securities Laws and the agreements identified on Schedule 5.1
                                                                   ------------
(which restrictions shall be terminated at or prior to the Closing).Except as disclosed on Schedule 5.1, no Stockholder owns any other securities of the
             ------------
Seller.

         5.2  Authorization. With respect to this Agreement and any other
              -------------
agreements, instruments and documents required to be executed and delivered by the Stockholders pursuant to this Agreement (this Agreement and such other agreements, instruments and documents are collectively referred to as the "Stockholder Delivered Agreements"): (i) each Stockholder has the right, power and authority to enter into the Stockholder Delivered Agreements executed and delivered by such Stockholder and to consummate the Contemplated Transactions, and otherwise to comply with and perform such Stockholder's obligations under them; and (ii) each of the Stockholder Delivered Agreements will, when delivered, constitute a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms.

         5.3  Absence of Violations or Conflicts. The execution and delivery of
              ----------------------------------
the Stockholder Delivered Agreements and the consummation by each Stockholder of the Contemplated Transactions, or other compliance with the performance under the Stockholder Delivered Agreements do not and will not with the passing of time or giving of notice or both: (i) constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, or result in the creation or imposition of any Lien upon any assets of any Seller Entity or any of the Seller Stock under (A) any contract, agreement, commitment, undertaking or understanding (including rights of refusal or similar rights or other transfer restrictions) to which such Stockholder is a party or to which such Stockholder or such Stockholder's properties or any Seller Entity or its properties are subject or bound, (B) any judgment, decree or order of any Governmental Authority to which such Stockholder or such Stockholder's properties are subject or bound, or (C) any applicable Laws; or (ii) create, or cause the acceleration of the maturity of, any debt, obligation or liability of such Stockholder that would result in any Lien or other claim upon the assets of any Seller Entity.

         5.4  No Consents Required. No Authorization or any other consent of,
              --------------------
approval of or notice to any other third party on the part of any Stockholder is required in connection with such Stockholder's execution or delivery of the Stockholder Delivered Agreements or the consummation of the Contemplated Transactions by, or other compliance with the performance under, such Stockholder Delivered Agreements by such Stockholder.

         5.5  No Claims Against Seller. No Stockholder has any claim against any
              ------------------------
Seller Entity, except for accrued compensation and benefits and expenses or similar obligations incurred in the ordinary course of business (including reimbursement of medical expenses pursuant to the Plans disclosed pursuant to this Agreement), and except as otherwise specifically provided in this Agreement.

         5.6  Litigation Related to this Agreement. No Stockholder is a party to
              ------------------------------------
or subject to any judgment, decree or order entered in any Litigation brought by any Governmental Authority or other third party seeking to prevent the execution of this Agreement or the consummation of the Contemplated Transactions.

         5.7  Investment Intent. Each Stockholder will acquire the Stockholder's
              -----------------
portion of the Parent Common Stock pursuant to this Agreement for the Stockholder's own account, to hold for investment and with no present intention of dividing the Stockholder's participation with others or reselling or otherwise participating, directly or indirectly, in a distribution thereof, and the Stockholder will not make any sale, transfer or other disposition of the Stockholder's portion of the Parent Common Stock in violation of the Securities Act of 1933, as amended (the "1933 Act") or any applicable state securities Laws (the "State Acts"). Without limiting the foregoing, each Stockholder has no plan or intention to sell or otherwise dispose of any of such Stockholder's portion of the Parent Common Stock issued to such Stockholder pursuant to this Agreement. Each Stockholder agrees that there will be placed on the certificate or other evidence of the Parent Common Stock, or any substitutions therefor, a legend stating in substance:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT") AND STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN (i) PURSUANT TO AN EFFECTIVE REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS, AND
         (ii) UPON RECEIPT BY THE ISSUER OF EVIDENCE SATISFACTORY TO IT OF

         COMPLIANCE WITH THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE ABOVE LAWS.

Further, each Stockholder agrees that there will be placed on the certificate or other evidence of the Parent Common Stock, or any substitutions therefor, evidencing the shares that are placed into the Escrow pursuant to the Escrow Agreement, a legend stating in substance as follows:

         THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN ESCROW AGREEMENT (THE "ESCROW AGREEMENT") DATED AS OF MAY _, 2002 AMONG THE ISSUER, WACHOVIA BANK, NATIONAL ASSOCIATION, THE HOLDER OF THE SECURITIES AND OTHERS. ANY ATTEMPTED TRANSFER IN VIOLATION OF THE ESCROW AGREEMENT SHALL BE NULL AND VOID. A COPY OF THE ESCROW AGREEMENT OR A SUMMARY OF SUCH RESTRICTIONS IS AVAILABLE FROM THE ISSUER UPON REQUEST.

         5.8  Access to Information; Accredited Investor Status.  Each
              -------------------------------------------------
Stockholder has been given access to material and relevant information concerning the Parent, including but not limited to the Joint Memorandum, thereby enabling such Stockholder to make an informed investment decision concerning the Stockholder's investment in the Parent Common Stock. Each Stockholder has relied solely upon an independent investigation made by such Stockholder and such Stockholder's representatives, if any, and has, prior to the date of this Agreement, been given access to and the opportunity to examine data and information relating to the Parent, including the Parent's SEC Reports (as defined in Section 6.3 below). In making the investment decision to acquire the Parent Common Stock pursuant to this Agreement, each Stockholder is not relying on any oral or written representations or assurances from the Parent or any other Person or any representative of the Parent or any other Person other than as set forth in this Agreement and in the Joint Memorandum. Each Stockholder has completed and submitted to the Parent an "Investor Questionnaire" stating such Stockholder (i) is an "accredited investor" as such term is defined in Rule 501 of Regulation D under the 1933 Act, or (ii) together with the Stockholder's "purchaser representative" as such term is defined in Rule 501 of Regulation D under the 1933 Act, has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of an investment in the Parent Common Stock. Each Stockholder acknowledges that the Investor Questionnaires and the responses thereto are incorporated by reference into this Agreement for reliance by the Parent and the Merger Sub, and each Stockholder hereby represents and warrants the truthfulness and accuracy of such Stockholder's responses in such Stockholder's Investor Questionnaire.

         5.9  Economic Risk. Each Stockholder represents that such Stockholder
              -------------
is able to bear the economic risk of an investment in such Stockholder's portion of the Parent Common Stock, which such Stockholder acknowledges is currently illiquid, including a possible total loss of such Stockholder's investment. In making this statement, each Stockholder represents and warrants to the Parent that such Stockholder has adequate means of providing for such

Stockholder's current needs and contingencies; is able to afford to hold such Stockholder's portion of the Parent Common Stock for an indefinite period; and further represents that such Stockholder has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the investment in such Stockholder's portion of the Parent Common Stock. Further, each Stockholder represents that such Stockholder has no present need for liquidity in such Stockholder's portion of the Parent Common Stock and is willing to accept such investment risks.

         5.10 Tax Advice. Each Stockholder has reviewed with such Stockholder's
              ----------
tax advisor the Tax consequences of an investment in such Stockholder's portion of the Parent Common Stock and the Contemplated Transactions. Each Stockholder is relying solely on such advisors and not on any statements or representations of the Parent or any of its agents, except as provided in this Agreement, and such Stockholder understands that such Stockholder (and not the Parent) shall be responsible for such Stockholder's own Tax liability that will arise as a result of this investment or the Contemplated Transactions.

                                   ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF THE PARENT

         The Parent represents and warrants to the Seller and the Stockholders as follows:

         6.1  Corporate Organization. The Parent is a corporation duly
              ----------------------
organized, validly existing and in good standing under the Laws of the State of Georgia. The Parent's shares of Common Stock are included for listing on the Nasdaq Stock Market, and, to the Parent's knowledge, the Parent is not in default with respect to any of Nasdaq's listing requirements. Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law. The Parent is duly qualified or licensed to do or transact business and is in good standing under the Laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do or transact business or in good standing (individually or in the aggregate) would not have a Material Adverse Effect on the Parent.

         6.2  Corporate Power and Authorization; Validity of Contemplated
              -----------------------------------------------------------
Transactions.
------------

              (a) The InterCept Parties have the full corporate power and authority to execute and deliver the Merger Documents and to consummate the Contemplated Transactions in accordance with the terms of the Merger Documents. The execution and delivery of the Merger Documents and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate action. The Merger Documents have been duly and validly executed and delivered by the InterCept Parties and constitute the valid and binding obligation of the InterCept Parties enforceable against them in accordance with their respective terms.

              (b) Neither the execution and delivery of the Merger Documents by the InterCept Parties, nor the consummation by the InterCept Parties of the Contemplated Transactions in accordance with the terms of this Agreement, or compliance by the InterCept Parties with any of the terms or provisions of this Agreement, will (i) violate any provision of the

Parent's or Merger Sub's articles of incorporation or certificate of incorporation, respectively, or bylaws, (ii) violate any applicable Law relating to the InterCept Parties, or any of their respective properties or assets, or
(iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien, other than Permitted Liens, upon any of the respective properties or assets of the Parent or Merger Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of the InterCept Parties is a party, or by which they or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the InterCept Parties, and which will not prevent or delay the consummation of the Contemplated Transactions.

     6.3  Current Public Information; Financial Statements. The Parent
          ------------------------------------------------
represents and warrants to the Stockholders that it is a "reporting issuer" and has a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Parent has made available to the Stockholders copies of the Parent's Form 10-K Annual Report for the year ended December 31, 2001, the Parent's definitive proxy statement for its 2002 annual meeting, and the other reports previously filed by the Parent since April 1, 2002 with the U.S. Securities and Exchange Commission (the "SEC") that are listed in Annex C to the Joint Memorandum (collectively, the "SEC Reports"). The Parent has complied with Regulation D of the 1933 Act in providing the requisite information about the Parent to the Stockholders. The SEC Reports previously filed by the Parent with the SEC, at the time filed, complied as to form in all material respects with the requirements of the 1934 Act. The SEC Reports previously filed by the Parent with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent has filed all documents required to be filed with the SEC on a timely basis. The financial statements (including the notes thereto) contained in the SEC Reports were prepared in accordance with GAAP and fairly present the financial position, results of operations and cash flows of the Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to (i) normal and recurring year-end adjustments, and (ii) the absence of footnotes which were not and are not expected, individually or in the aggregate, to be material in amount). The "ICPT Information" (as defined in the following sentence) will, when the Joint Memorandum is distributed to the Stockholders, not contain any untrue statement or omit to state any fact necessary to make the statements contained in the ICPT Information, under the circumstances in which they were made, not materially misleading. "ICPT Information" means the narrative and financial information contained in the Joint Memorandum about the Parent, including without limitation its capital structure, officers and directors, financial and operating data, capital resources, liquidity, risk factors, articles of incorporation and bylaws, and governing law.

     6.4  Broker's and Other Fees. Except for the engagement of Credit Suisse
          -----------------------
First Boston, neither the Parent nor the Merger Sub has authorized any Person to act as broker, finder, or in any other similar capacity in connection with any of the Contemplated Transactions. The Parent shall be solely responsible for the fees and expenses of Credit Suisse First Boston.

     6.5  Parent Common Stock. At the Effective Time, the Parent Common Stock
          -------------------
issued pursuant to the Merger will be duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of preemptive rights and free and clear of all Liens created by or through the Parent (except as set forth in this Agreement and the other Merger Documents). Any common stock of the Parent issued pursuant to Section 8.14(g) to the Stockholders will be duly and validly authorized, issued and outstanding, fully paid and non-assessable, free of preemptive rights and free and clear of all Liens created by or through the Parent.

     6.6  Taxes.
          -----

          (a)  Tax and Social Returns. Each of the InterCept Parties has
               ----------------------
correctly and timely (i) filed all Tax and Social returns required to be filed in the manner required by Tax and Social authorities, (ii) responded to information requested by said authorities and (iii) made all Tax and Social payments at due dates. There are no material Liens on any of the assets of the InterCept Parties that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b)  Other Matters. Except as set forth in Schedule 6.6(b): (i) no
               -------------                         ---------------
InterCept Party is subject to income tax in countries other than those where such entity is registered; (ii) if any InterCept Party is established in a country where value added tax is applicable, such InterCept Party is duly registered as an entity subject to such Tax; (iii) expenses already incurred or which any InterCept Party is required to incur in the ordinary course of its business are deductible from its ordinary income; (iv) no InterCept Party has entered into any transaction which could be disregarded or recharacterized for Tax or Social purposes on the grounds that it aimed at the avoidance of Tax or Social obligations; and (v) no InterCept Party is the subject matter of any audit, or to the Parent's knowledge, inquiry, proposed audit or investigation, relating to Tax or Social matters.

          (c)  Withholding Taxes. The InterCept Parties have withheld and paid
               -----------------
all Taxes required to have been withheld and paid in connection with amounts paid or owing to any of their respective employees, independent contractors, creditors, stockholders, or other third parties.

          (d)  Tax Sharing or Allocation Agreements. The Parent is not a party
               ------------------------------------
to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreement.

          (e)  Prior Affiliated Groups. The Parent has never been a member of an
               -----------------------
affiliated group of corporations, within the meaning of Section 1504 of the Code.

     6.7  Required Consents. Except as listed in Schedule 6.7 (such scheduled
          -----------------                      ------------
items being referred to in this Agreement as the "Required Intercept Consents"), no Authorization is necessary for the execution and delivery of the Merger Documents by the Parent or Merger Sub or the consummation by the InterCept Parties of the Contemplated Transactions. Except as disclosed in Schedule 6.7
                                                                 ------------
(such scheduled items being referred to in this Agreement as the

"InterCept Contract Consents"), no approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any Person is necessary for the execution and delivery of the Merger Documents by any InterCept Party or the consummation by any InterCept Party of the Contemplated Transactions.

     6.8  Outstanding Stock. As of May 9, 2002, the authorized capital the
          -----------------
Parent consists of 50,000,000 shares of Common Stock, of which 18,176,409 shares are issued and outstanding, and 1,000,000 shares of preferred stock, none of which are issued and outstanding. The Parent has and will continue to have at all times until the Closing Date a sufficient number of authorized but unissued shares of common stock to be able to issue the Parent Common Stock to the Stockholders.

     6.9  No Undisclosed Liabilities. Except (i) as and to the extent reflected
          --------------------------
and adequately reserved against on the financial statements included in the SEC Reports, as of the date thereof; (ii) for those incurred in the ordinary course of business since March 31, 2002; and (iii) for those incurred in connection with the Parent's acquisition of the assets of Internet Billing Company effective April 8, 2002, the Parent has no material liabilities or obligations whatsoever, whether accrued, absolute, contingent or otherwise. Since the date of this Agreement, the Parent has not incurred any material liability or obligation whatsoever, except for liabilities and obligations incurred by the Parent in the ordinary course of its business.

     6.10 Litigation. Except as disclosed in the SEC Reports, there is no
          ----------
action, suit, investigation or proceeding pending or, to the Parent's knowledge, threatened against or affecting the Parent or the assets of the Parent before any court or by or before any Governmental Authority or arbitration tribunal that could have a Material Adverse Effect on the Parent.

     6.11 Compliance with Laws. The Parent has not violated any order of any
          --------------------
court, Governmental Authority, or arbitration tribunal to which it is or was subject, nor is the Parent in violation of any Laws, including any federal or state securities Laws, the violation of which would have a Material Adverse Effect on the Parent or the Contemplated Transactions.

     6.12 Liabilities of Merger Sub. Immediately prior to the Effective Time,
          -------------------------
Merger Sub will have no Liens or liabilities.

                                    ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1  Affirmative Covenants of Seller. From the date of this Agreement until
          -------------------------------
the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the Parent shall have been obtained, and except as otherwise expressly contemplated herein, the Seller shall and shall cause each Seller Subsidiary to (a) operate its business only in the ordinary course, (b) preserve intact its business organization, properties, and assets and maintain its rights and franchises, and (c) take no action that would (i) have a Material Adverse Effect upon the ability of any Party to obtain any Authorizations or consents required for the Contemplated

Transactions, or (ii) have a Material Adverse Effect upon the ability of any Party to perform its covenants and agreements under this Agreement or the other Merger Documents.

     7.2  Negative Covenants of Seller. From the Execution Date until the
          ------------------
earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the Parent shall have been obtained, and except as set forth in Schedule 7.2 or except as otherwise expressly contemplated herein, the
         ------------
Seller covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

          (a) amend the certificate of incorporation, bylaws or other governing instruments of any Seller Entity; or

          (b) incur any obligation for borrowed money (other than indebtedness of a Seller Entity to another Seller Entity) in excess of an aggregate of $50,000 (for the Seller Entities on a consolidated basis), or impose, or suffer the imposition, on any asset or property of any Seller Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Disclosure Schedules); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under any Plans), directly or indirectly, any Shares or Equity Rights, or declare or pay any dividend or make any other distribution in respect of any Shares or Equity Rights; or

          (d) issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional Shares or Equity Rights; or

          (e) adjust, split, combine or reclassify any capital stock of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for Shares or Equity Rights, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any Shares or Equity Rights (unless any such shares of stock are sold or otherwise transferred to another Seller Entity) or (ii) any assets or properties having a book value in excess of $50,000 in the aggregate other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of one year or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person other than a wholly owned Seller Subsidiary, or otherwise acquire direct or indirect control over any Person; or

          (g) grant any increase in compensation or benefits to the employees or officers of any Seller Entity, except as required by applicable Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of this Agreement and disclosed in Schedule 7.2(g); enter into or
                                               --------------
amend any severance agreements with officers of any Seller Entity; or grant any increase in fees or other compensation or other benefits to directors of any Seller Entity except in accordance with past practice and as specifically disclosed in Schedule 7.2(g); or
             --------------

          (h) enter into or amend any employment contract between any Seller Entity and any Person (unless such amendment is required by applicable Law) that the Seller Entity does not have the unconditional right to terminate without liability, at any time on or after the Effective Time; or

          (i) adopt any new Plan of any Seller Entity or terminate or withdraw from, or make any material change in or to, any existing Plans of any Seller Entity other than any such change that is required by applicable Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such Plan, or make any distributions from such Plans, except as required by applicable Law, the terms of such Plans or consistent with past practice; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in the ordinary course of business in accordance with past practice, settle any Litigation involving any liability of any Seller Entity for material money damages or restrictions upon the operations of any Seller Entity; or

          (l) enter into, modify, amend or terminate any Material Seller Contract or waive, release, compromise or assign any material rights or claims.

     7.3  Adverse Changes in Condition. Each Party agrees to give written notice
          ----------------------------
promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect upon such Party, or (b) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                                    ARTICLE 8
                  COVENANTS AND CERTAIN ACTIONS OF THE PARTIES

     8.1  Efforts; Further Assurances; Cooperation. Subject to the other
          ----------------------------------------
provisions in this Agreement, the Parties hereto shall in good faith perform their respective obligations under this Agreement and the other Merger Documents before, at and after the Effective Time, and shall each use their commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all Authorizations and satisfy all conditions to the obligations of the Parties under this Agreement and to cause the Contemplated Transactions to be carried out promptly in accordance with the terms of this Agreement and the other Merger Documents and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement and the other Merger Documents. Upon the execution of this Agreement and thereafter, each Party shall take such actions and execute and deliver such documents as may be reasonably requested by the other Parties hereto in order to consummate the Contemplated Transactions.

     8.2  Public Announcements. Except as provided in Section 8.11, or as
          --------------------
otherwise required by applicable Law or applicable rules of any securities exchange, without the prior consent of the other Parties, neither the InterCept Parties, on the one hand, nor the Seller and the Stockholders, on the other hand, shall make any press release or other public disclosure, or make any statement to any customer, supplier, employee or other Person with regard to the Contemplated Transactions.

     8.3  Personal Guaranties. The InterCept Parties shall cause all personal
          -------------------
guaranties described on Schedule 4.24 to be terminated effective no later than
                        -------------
10 business days after the Closing Date.

     8.4  Stockholders' Approval. Immediately after the execution and delivery
          ----------------------
of this Agreement, the Stockholders shall adopt this Agreement in compliance with applicable Law by adoption and approval by those Stockholders holding a majority of the issued and outstanding common stock of the Seller.

     8.5  Release by the Stockholders. Each Stockholder releases each Seller
          ---------------------------
Entity from any and all claims, rights and causes of action that the Stockholder may have or may have had against Seller arising out of any transactions between the Stockholder and such Seller Entity prior to, or arising with respect to any act or omissions occurring prior to the Effective Time; provided, however, that the foregoing release does not apply to accrued compensation and benefits and expenses or similar obligations incurred in the ordinary course of business (including reimbursement of medical expenses pursuant to the Plans disclosed pursuant to this Agreement) and to any and all claims, rights and causes of action any Stockholder may have under this Agreement or the other Merger Documents. If the Contemplated Transactions are not consummated, the release given in this Section 8.5 by the Stockholders shall be void ab initio.

     8.6  Employee Matters.
          ----------------

          (a)   Employee Benefits. The Parent shall take all action necessary or
                -----------------
appropriate to permit the employees of the Seller at the Effective Time who shall continue to be employed by the Surviving Corporation thereafter ("Continuing Employees") either (i) to participate after the Effective Time in the Parent's employee benefit programs and to cause the Surviving Corporation to take all actions necessary or appropriate to adopt the Parent's employee benefit programs effective as of the Effective Time, or (ii) to participate after the Effective Time in the employee benefit programs formerly offered by the Seller and to cause the Surviving Corporation to take all actions necessary or appropriate to continue the Seller's employee benefit programs effective as of the Effective Time; provided, however, that nothing in this Agreement shall be deemed to require the Parent to (A) cause to be continued any employee's employment, responsibilities or officer title for any definite period, or (B) to offer the Continuing Employees any employee benefits other than those currently offered by the Parent to its existing employees in similar positions.

          (b)   Termination of Employment Agreements. All employment agreements
                ------------------------------------
between any Seller Entity and any Stockholder (other than to the extent relating to confidentiality, ownership of inventions and materials and similar agreements benefiting the Seller) shall be, without further action, terminated effective on the Closing Date without any further consideration or other amounts being due thereunder.

          (c)   Termination of Seller's 401K Plan. Effective as of the day
                ---------------------------------
immediately preceding the Closing Date, the governing body of the applicable Seller Entities shall by resolution which shall be adopted prior to the Closing Date, terminate each Plan intended to meet the requirements of section 401(k) of the Code. Notwithstanding the above, the Seller shall not be required to terminate or liquidate that certain annuity contract issued by Lincoln Life, in Fort Wayne, Indiana, and numbered GP85730 (the "Annuity Contract") constituting an asset of any such Plan, and shall not be required to effectuate the liquidation and winding up of any such Plan. If the Surviving Corporation elects to terminate or liquidate the Annuity Contract, the Parent shall, or shall cause the Surviving Corporation to, pay the "market value adjustment" under Section
5.06 of the Annuity Contract, and the "withdrawal charge" under Section 3.18 of the Annuity Contract (all as defined in the Annuity Contract) (collectively the "Termination Fees") that result from the termination or liquidation of the Annuity Contract. If the Termination Fees exceed $50,000, Raymond Moyer shall pay to the Parent or the Surviving Corporation, as applicable, (i) the amount of the Termination Fees in excess of $50,000 but not greater than $100,000 (which excess amount shall be treated as a Loss for which the Parent Indemnified Parties shall be entitled to indemnification from Raymond Moyer (and not the other Stockholders), without regard to the limitation specified in Section 10.9(a)); and (ii) one-half of the balance, if any, of Termination Fees in excess of $100,000 (which shall also be treated as a Loss for which the Parent Indemnified Parties shall be entitled to indemnification from Raymond Moyer (and not the other Stockholders), without regard to the limitation specified in
Section 10.9(a)).

          (d)   Amended W-2s. The Parent shall cause the Surviving Corporation,
                ------------
no later than 30 days after the Closing, to issue amended W-2s and 1099s (the "Amended W-2s") to those certain employees and consultants (current and/or former) as set forth and as described on Schedule 4.25(f). Notwithstanding the above, the Parent's and the Surviving Corporation's obligations under this subsection are conditioned upon the applicable Stockholders providing, upon the request of the Parent, reasonable assistance to the Parent, or the Parent's certified public accountants, in the preparation of the Amended W-2s.

     8.7  Tax Matters. The Stockholders, the Surviving Corporation and the
          -----------
Parent agree to furnish, or to cause to be furnished in good faith to each other, such cooperation and assistance as is reasonably necessary to file any future returns, to respond to audits, to negotiate settlements with Governmental Authorities and to prosecute and defend against Tax claims.

     8.8  Registration Rights of Parent Common Stock. The Parent agrees to enter
          ------------------------------------------
into a "piggy-back" registration rights agreement (the "Registration Rights Agreement") substantially in the form of Exhibit 8.8 attached hereto with those
                                         -----------
Stockholders who become parties to the Registration Rights Agreement with respect to the Parent Common Stock constituting part of the Merger Consideration for such Stockholders.

     8.9  Applications; Antitrust Notification. The Parent and the Seller have
          ------------------------------------
mutually agreed that the consummation of the Contemplated Transaction will not necessitate a filing as required by Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"). If it is ultimately determined that an HSR Act filing is required in order to obtain the requisite Authorizations necessary to consummate the Contemplated Transactions, the failure to file under the HSR Act in connection with the execution of this Merger Agreement would not be a breach by either Party and that it would not be a cause to terminate the Merger Agreement. In such event, the Parent and the Surviving Corporation will file within seven business days after determining that a filing is necessitated under the HSR Act (with the Parent and the Stockholders each bearing one-half of the filing expenses associated therewith and the Stockholders' portion being treated as a "Loss" for indemnification purposes), the notification and report form required for the Contemplated Transactions hereby with the United States Federal Trade Commission and the United States Department of Justice, and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act.

     8.10 Filings with State Offices. Upon the terms and subject to the
          --------------------------
conditions of this Agreement, Seller shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

     8.11 Investigation and Confidentiality.
          ---------------------------------

          (a) Prior to the Effective Time, each Party shall keep the other Parties advised of all material developments relevant to its business and to consummation of the Merger and the other Contemplated Transactions and shall permit the other Parties to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Parties reasonably request, provided that such investigation shall be reasonably related to the Contemplated Transactions and shall not interfere unnecessarily with normal operations.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information and trade secrets about the other furnished to it by the other Parties concerning its and its Subsidiaries' businesses, operations, and financial positions and each Party shall not (i) use such information for any purpose except in furtherance of the Contemplated Transactions, or (ii) make any copies of, distribute, or use any such information except as necessary to prepare for the completion of the Merger. The obligations under this section shall: (x) with regard to trade secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (y) with regard to the confidential information, remain in effect for a period of three years. Notwithstanding the foregoing, any Party may disclose confidential information to the extent disclosure is mandated by the legal requirements of such Party, the Nasdaq Stock Market, or the SEC, as well as to professional advisors, directors and senior executives as reasonably necessary to effectuate the terms of this Agreement and the Merger; provided that the disclosing Party promptly provides notice to the other Party prior to making such disclosure. If either Party is compelled to disclose any confidential information or the other Party hereto pursuant to court or administrative order, legal process, law or regulation, the Party compelled to disclose such information shall promptly notify the other Party prior to such disclosure. This Agreement may also be disclosed to third parties if reasonably necessary to secure consents or approvals to consummate the Contemplated Transactions. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information and trade secrets received from the other Party. The Parties will cooperate to draft a press release for the announcement of this Agreement as soon as possible after the execution of this Agreement by all Parties.

     8.12 Tax Treatment. Each of the Parties undertakes and agrees to use its
          -------------
reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for or as a "reorganization" within the meaning of
Section 368(a) of the Code for federal income tax purposes.

     8.13 Exclusive Dealing. Until the termination of this Agreement in
          -----------------
accordance with its terms, the Seller shall not enter into any agreement, discussion, or negotiation with, or provide information to, or solicit, encourage, entertain or consider any inquiries or proposals from, any other corporation, firm or other Person with respect to (a) the possible disposition of a material portion of the business of the Seller or (b) any business combination involving the Seller, whether by way of merger, consolidation, share exchange or other transaction.

     8.14 Closing Balance Sheet.
          ---------------------

          (a) Within 30 days after the Closing Date, the Stockholder Designated Official, with the cooperation and assistance of the Parent and the Surviving Corporation, shall prepare and deliver to the Parent and the Surviving Corporation (i) a consolidated balance sheet of the Seller as of the Closing Date (the "Closing Balance Sheet"), prepared in accordance with GAAP; and (ii) a separate schedule showing the Adjusted Liabilities Amount (as defined in the following sentence) and how it was calculated (the "Adjusted Liabilities Schedule"). The "Adjusted Liabilities Amount" shall be equal to (x) the gross amount of liabilities shown on the Closing Balance Sheet, minus (y) the sum of
                                                          -----
(1) customer holdbacks (if and only to the extent that the aggregate amount of cash related to those customer holdbacks is included in the line item "Cash and cash equivalents" on the Closing Balance Sheet), and (2) interchange due to customers (if and only to the extent that the aggregate amount of accounts receivable related to interchange due to customers is included in the line item "Accounts receivable, net" on the Closing Balance Sheet). The amount calculated as provided in the foregoing clause (y) is referred to as the "Deduction."

          (b) For a period of 15 days after delivery of the Closing Balance Sheet to the Parent and the Surviving Corporation (the "Objection Period"), the Parent shall have the right to review, investigate, verify and, by written notice to the Stockholder Designated Official (an "Objection Notice") given before the expiration of the Objection Period, dispute or object to any item or amount included in or omitted from (i) the Closing Balance Sheet as being incorrect or otherwise not being in accordance with GAAP; and (ii) the Adjusted Liabilities Schedule as being incorrect. An Objection Notice shall indicate in reasonable detail the nature and extent of the disagreement. All matters concerning the Closing Balance Sheet and the Adjusted Liabilities Schedule prepared by the Stockholder Designated Official as to which the Parent does not give an Objection Notice within the Objection Period shall be deemed accepted by the Parent and shall be final, binding and conclusive on the Parties, subject to
Section 8.14(d) below.

          (c) In the event the Parent shall give an Objection Notice before the expiration of the Objection Period, the Stockholder Designated Official and the Parent shall attempt to reconcile their differences in good faith as promptly as reasonably practicable. If the Stockholder Designated Official and the Parent are unable to resolve any disputed items specified in such Objection Notice within 15 days after the end of the Objection Period, the Stockholder Designated Official and the Parent shall submit the items remaining in dispute for resolution to a nationally recognized accounting firm which does not have a relationship with any of the Parties and acceptable to both the Stockholder Designated Official and the Parent, who shall, as soon as practicable, determine and issue a written report (the "Accountant's Report") to the Parties upon such remaining disputed items in accordance with the provisions hereof, and such report shall be binding and conclusive on the Parties. The fees and disbursements of the aforesaid nationally recognized accounting firm shall be allocated between the Stockholders, on the one hand, and the Parent, on the other, in the same proportion that the aggregate amount of such remaining disputed items so submitted to such accounting firm which were unsuccessfully disputed by each (as finally determined by such accounting firm) bears to the total amount of such disputed items so submitted.

          (d) No later than 60 days prior to the Initial Release Date (as defined in the Escrow Agreement, the Parent shall deliver to the Stockholder Designated Official an accounting (the "Liabilities Accounting") reflecting those liabilities shown on the Closing Balance Sheet that were paid by the Parent or the Surviving Corporation since the Closing Date and those liabilities as shown on the Closing Balance Sheet that remain unpaid and outstanding on such delivery date, including the accrued amount for such liabilities as of such date. The Liabilities Accounting shall include any change in the amount of the Deduction, along with a description of the cause and calculation of such change. The Liabilities Accounting shall be prepared in accordance with GAAP (other than any change in the Deduction for which the amount, calculation and description are not prescribed by GAAP) and be certified by the Chief Financial Officer of the Parent. From the Closing Date until the Initial Release Date, the Parent and the Surviving Corporation and their respective personnel shall provide the Stockholder Designated Official with full access to the books, records, work papers and facilities of the Seller's Business and shall cooperate fully with the Stockholder Designated Official, in each case to the extent reasonably required by the Stockholder Designated Official, to facilitate the preparation, review, investigation and verification of the Liabilities Accounting, including any change in the amount of the Deduction, if any, specified therein.

         (e) For a period of 15 days after delivery of the Liabilities Accounting to the Stockholder Designated Official (the "Review Period"), the Stockholder Designated Official shall have the right to review, investigate, verify and, by written notice to the Parent (a "Stockholder Notice") given before the expiration of the Review Period, dispute or object to any item or amount included in or omitted from the Liabilities Accounting, including any change in the amount of the Deduction, if any, specified therein. All matters concerning the Liabilities Accounting presented by the Parent as to which the Stockholder Designated Official does not give a Stockholder Notice within the Review Period shall be deemed accepted by the Stockholders and shall be final, binding and conclusive on the Parties.

         (f) In the event the Stockholder Designated Official shall give a Stockholder Notice before the expiration of the Review Period, the Parent and the Stockholder Designated Official shall attempt to reconcile their differences in good faith as promptly as reasonably practicable. If the Parent and the Stockholder Designated Official are unable to resolve any disputed items specified in such Stockholder Notice within 15 days after the end of the Review Period, then the disputed items specified in such Stockholder Notice that remain disputed shall be submitted to and settled by arbitration in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. The arbitration shall be held in Atlanta, Georgia, before a panel of three arbitrators, one selected by each of the Parent and the Stockholder Designated Official and the third selected by mutual agreement of the Parent and the Stockholder Designated Official, and all of whom shall be independent and impartial under the commercial rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to disputed items submitted pursuant to this Section 8.14(f). The Liabilities Accounting, including any change in the amount of the Deduction, if any, specified therein, as finally accepted by the Stockholder Designated Official or as adjusted by resolution described in this Section 8.14(f) is hereinafter called the "Final Accounting."

         (g) Using the amounts reflected in the Final Accounting, the Parent shall calculate the "Final Liabilities Amount," which shall be equal to (x) the total of all liabilities paid and remaining unpaid as reflected on the Final Accounting, minus (y) the Deduction (as revised in the Final Accounting, if
            -----
applicable). If the Final Liabilities Amount is less than $13,056,000, then the Parent shall authorize the issuance of a number of shares of common stock, no par value, of the Parent (with a deemed per share value equal to the Parent Share Price) having a value equal to the amount by which the Final Liabilities Amount is less than $13,056,000, and such shares common stock shall be issued to the Stockholders in accordance with such percentages as set forth on Schedule A
                                                                     ----------
opposite each such Stockholder's name. Conversely, if the Final Liabilities Amount is greater than $13,056,000, then the Parent shall be entitled to receive from the Escrow (in accordance with the terms of the Escrow Agreement) the number of shares of Parent Common Stock (or Escrow Cash as defined in and in accordance with the terms of the Escrow Agreement) having a value equal to (x) the amount by which the Final Liabilities Amount is greater than $13,056,000, divided by (y) the average of the closing prices of the Parent Common Stock on
-------
the Nasdaq National Market for the three trading days immediately preceding the final disbursement of the Escrow.

         8.15 Joinder Agreement. The Stockholders, except as otherwise expressly
              -----------------
provided in Section 9.2(j), shall execute joinder and consent agreements with the InterCept Parties in the form attached hereto as Exhibit 8.15 (a "Joinder
                                                     ------------
Agreement") prior to the consummation of the Merger. By virtue of such Stockholders' execution of a Joinder Agreement, such Stockholders shall, without any further action on the part of the Parties hereto or such Stockholders, become (i) a party to the Merger Agreement, the Escrow Agreement and the Registration Rights Agreement, subject to and bound by all the terms and provisions of the Merger Agreement, the Escrow Agreement and the Registration Rights Agreement, and (ii) a "Stockholder" for purposes of the Merger Agreement, the Escrow Agreement and the Registration Rights Agreement.

         8.16 Joint Disclosure Memorandum. As promptly as practicable after the
              ---------------------------
execution of this Agreement, the Parent and the Seller shall prepare the Joint Memorandum to be delivered to the Stockholders in connection with the Merger. Each of the Parent and the Seller shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Joint Memorandum. As promptly as practicable after completion of the Joint Memorandum, the Seller, with the assistance of the Parent, shall deliver the Joint Memorandum to the Stockholders. If at any time prior to the Effective Time, the Parent or the Seller discovers any information relating to either party, or any of their respective affiliates, officers or directors, that should be set forth in an amendment or supplement to the Joint Memorandum, so that the document will not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers any misleading information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing the information shall be promptly prepared and disseminated to the Stockholders.

                                    ARTICLE 9
                               CLOSING CONDITIONS

         9.1  Conditions of Each Party's Obligations Under this Agreement. The
              -----------------------------------------------------------
respective obligations of each Party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable Law, waiver at or prior to the Closing Date of the following conditions:

              (a)  Approvals and Regulatory Filings. All Authorizations required
                   --------------------------------
to consummate the Contemplated Transactions shall have been obtained without any term or condition that would materially impair the value of any Seller Entity, or that would materially impair the value of the Parent and the Parent Subsidiaries, taken as a whole. All conditions required to be satisfied prior to the Effective Time by the terms of any such Authorizations shall have been satisfied, and all statutory waiting periods in respect thereof shall have expired.

              (b)  Suits and Proceedings. The consummation of the Contemplated
                   ---------------------
Transactions will not violate the provisions of any injunction, order, judgment, decree or Law applicable or effective with respect to the InterCept Parties or the Seller or their officers and directors. No suit or proceeding shall have been instituted by any Person, or, to the knowledge of the Parent or Seller, shall have been threatened by any Governmental Authority, and not subsequently withdrawn, dismissed or otherwise eliminated, which seeks (i) to prohibit or restrict consummation of the Contemplated Transactions or to limit in any material respect the right of the Parent to control any material aspect of the business of the Parent and the Parent Subsidiaries or any Seller Entity after the Effective Time, or (ii) to subject the InterCept Parties or the Seller or their respective directors or officers to material liability on the ground that it or they have breached any applicable Law or otherwise acted improperly in relation to the Contemplated Transactions.

          (c)  Escrow Agreement. The Escrow Agent shall have executed and
               ----------------
delivered the Escrow Agreement relating to the Escrow Shares being placed in the Escrow pursuant to the Escrow Agreement.

     9.2  Conditions to the Obligations of the InterCept Parties Under this
          -----------------------------------------------------------------
Agreement. The obligations of the InterCept Parties under this Agreement shall
---------
be further subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions (with the effectiveness of all agreements listed below being expressly conditioned upon consummation of the Merger):

          (a)  Representations, Warranties, Covenants and Agreements; Consents.
               ---------------------------------------------------------------
Each of the representations and warranties of the Seller and Raymond Moyer contained in this Agreement shall be true in all material respects as of the time of the Closing with the same force and effect as though made at that time (unless the representation or warranty expressly provides otherwise); the Seller and Raymond Moyer shall have performed in all material respects the agreements, covenants and obligations to be performed by it or him, as applicable, at or before the Effective Time; and the Seller and Raymond Moyer shall have delivered to the Parent certificates to all such effects. All Required Government Consents and Required Contract Consents shall have been obtained or made.

          (b)  Opinion of Counsel. The Parent shall have received an opinion of
               ------------------
Cozen O'Connor, counsel to the Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Parent, covering the matters set forth on Exhibit 9.2(b).
   --------------

          (c)  Certificates. The Seller, the Stockholders and/or Raymond Moyer,
               ------------
as applicable, shall have furnished the Parent with (i) the certificates referenced in Section 9.2(a) (if required), and (ii) a certificate of the Secretary or an Assistant Secretary of the Seller as to (A) the incumbency and signature of each officer of the Seller executing the Merger Documents to be executed and delivered on behalf of the Seller in connection with the Closing, and (B) the duly adopted resolutions of the requisite Stockholders and the Seller's Board of Directors authorizing the execution, delivery and performance of the Merger Documents and the consummation of the Contemplated Transactions.

          (d)  Employment Agreement. Ray Moyer shall have executed and delivered
               --------------------
an employment agreement with the Parent in the form attached hereto as Exhibit
                                                                       -------
9.2(d)
------
                                       38
containing standard provisions regarding confidentiality, noncompetition, and non-solicitation (the "Stockholder Employment Agreement").

         (e) Resignations. The Seller shall have delivered to the Parent, to the
             ------------
extent requested by the Parent, the written resignations of the directors and officers of each Seller Entity effective as of the Effective Time.

         (f) [Intentionally Omitted]

         (g) [Intentionally Omitted]

         (h) Material Adverse Change. No change constituting a Material Adverse
             -----------------------
Effect shall have occurred with respect to any Seller Entity since the date of this Agreement.

         (i) Options and Warrants. All Equity Rights in the Seller and the
             --------------------
Seller Subsidiaries shall have been exercised or terminated and cancelled.

         (j) Joinder Agreements. Each of the Stockholders shall have executed
             ------------------
and delivered a Joinder Agreement, other than those Stockholders together holding in the aggregate fewer than 25,000 shares of the Seller Stock as of the Effective Time.

         (k) Waiver of Appraisal Rights. Each of the Stockholders shall have
             --------------------------
executed and delivered letters to the InterCept Parties waiving their statutory appraisal rights arising under Delaware Law by virtue of the Merger, other than those Stockholders together holding in the aggregate fewer than 25,000 shares of the Seller Stock as of the Effective Time.

         (l) Investor Questionnaire. Each of the Stockholders shall have
             ----------------------
executed and delivered an appropriate Investor Questionnaire (as defined in Section 5.8), other than those Stockholders together holding in the aggregate fewer than 25,000 shares of the Seller Stock as of the Effective Time.

         (m) Joint Memorandum. The Joint Memorandum shall have been prepared in
             ----------------
accordance with Section 8.16 and delivered to the Stockholders at least three
(3) days before the Closing Date.

     9.3 Conditions to the Obligations of the Seller and the Stockholders Under
         ----------------------------------------------------------------------
this Agreement. The obligations of the Seller and the Stockholders under this
--------------
Agreement shall be further subject to the satisfaction or waiver, at or prior to the Closing Date of the following conditions (with the effectiveness of all agreements listed below being expressly conditioned upon consummation of the Merger):

         (a) Representations, Warranties, Covenants and Agreements; Consents.
             ---------------------------------------------------------------
Each of the representations and warranties of the InterCept Parties contained in this Agreement shall be true in all respects as of the time of the Closing with the same force and effect as though made at that time (unless the representation or warranty expressly provides otherwise); the InterCept Parties shall have performed in all material respects the agreements, covenants and obligations to be performed by it or them, as applicable, at or before the Effective Time; and the Parent shall have delivered to the Stockholders a certificate signed by an authorized signing officer on behalf of the Parent to all such effects (provided that no certificates shall be required if the Execution Date and the Closing Date are the same). All Required InterCept Consents and InterCept Contract Consents shall have been obtained or made.

          (b) Opinion of Counsel to the Parent. The Seller and the Stockholders
              --------------------------------
shall have received an opinion of Nelson, Mullins, Riley & Scarborough, L.L.P., counsel to the Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Seller and the Stockholder Designated Official, covering the matters set forth on Exhibit 9.3(b).
                     --------------

          (c) Certificates. The InterCept Parties shall have furnished to the
              ------------
Seller and the Stockholders (i) the certificates referenced in Section 9.3(a) (if required), and (ii) a certificate of the Secretary of the Parent and Merger Sub as to (A) the incumbency and signature of each officer of the Parent and Merger Sub executing the Merger Documents to be executed and delivered on behalf of the Parent and Merger Sub in connection with the Closing, and (B) the duly adopted resolutions of the Parent's and the Merger Sub's Board of Directors authorizing the execution, delivery and performance of the Merger Documents and the consummation of the Contemplated Transactions.

          (d) Employment Agreement. The Parent shall have executed and delivered
              --------------------
the Stockholder Employment Agreement.

          (e) Escrow Agreement. The Parent shall have executed and delivered the
              ----------------
Escrow Agreement.

          (f) Registration Rights Agreement. The Parent shall have executed and
              -----------------------------
delivered the Registration Rights Agreement.

                                   ARTICLE 10
                                 INDEMNIFICATION

     10.1 Indemnification by the Seller and the Stockholders. Subject to the
          --------------------------------------------------
terms of this Article 10 and the Escrow Agreement, the Seller and the Stockholders (but after the consummation of the Merger, solely the Stockholders, and not Seller) shall, jointly and severally (other than for the breach of individual Stockholder representations and warranties as set forth in Article 5 for which liability shall be several, not joint and several), indemnify, defend, save and hold harmless the Parent and Merger Sub (and the Seller, after the consummation of the Merger) (collectively, the "Parent Indemnified Parties"), from and against any demands, threats, claims, charges, actions, losses, damages, deficiencies, liabilities, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses, and interest and penalties) (each a "Loss," and collectively, "Losses") actually suffered by the Parent Indemnified Parties that arise out of or result from any of the following (whether or not a third party initiates a proceeding or claim giving rise to such Loss):

          (a) any breach of any of the representations, warranties, covenants or agreements made by the Seller or the Stockholders in this Agreement;

          (b) any breach of any representation, warranty, covenant or agreement in any other Merger Document delivered by the Seller Entities or the Stockholders to the Parent Indemnified Parties;

          (c) any expenses, charges, fees, or costs associated with any audit of the Seller Entities for Taxes related to periods prior to the Closing Date, and any Taxes imposed as a result of any such audit, even though any such audit commences, or a Party does not become aware of any such audit until, after the Closing Date; and/or

          (d) any expenses, charges, fees, or costs associated or in connection with the consummation of the Contemplated Transactions, due to any third party with whom Seller or its agents have had discussions regarding any venture capital, investment banking, or similar investment in Seller.

Notwithstanding the foregoing, Losses that arise from a breach of any representation or warranty in Section 4.25 or that are associated with any audit of the Seller Entities for Taxes related to periods prior to the Closing Date, and any Taxes imposed as a result of any such audit, shall be net of the present value of any tax benefits. The Parent shall provide in reasonable detail an estimation of such benefit and the calculation thereof with the Notice of Claim (as such term is defined below) for such Losses.

    10.2  Indemnification by the Parent. Subject to the terms of this
          -----------------------------
Article 10, the Parent shall indemnify, defend, save and hold harmless (A) the Seller, (B) the Stockholders, (C) only with respect to Section 10.2(e) below, all participants under the Seller's 401K Plan (the "Plan Participants"), and (D) only with respect to Section 10.2(c) below, Raymond Moyer, Stephen Barczykowski, Steve Winheld and Rees Gwynn, as trustees (the "EPX Plan Trustees") of the Electronic Payment Exchange, Inc. 401K Retirement Plan (the "EPX 401K Plan"), (collectively referred to in this Agreement as the "Seller Indemnified Parties"), from and against any Loss actually suffered by the Seller, such Stockholders, the Plan Participants or the EPX Plan Trustees that arise or result under the following (whether or not a third party initiates a proceeding or claim giving rise to such Loss):

          (a) any breach of any of the representations, warranties, covenants and agreements made by the InterCept Parties in this Agreement;

          (b) any breach of any representation, warranty, covenant or agreement in any other Merger Document delivered by the InterCept Parties to the Seller or the Stockholders;

          (c) with respect to the EPX Plan Trustees, any fiduciary liability that arises solely as a result of the termination of the EPX 401K Plan as required under Section 8.6(c) or the cancellation or surrender, after the Closing Date, of the Annuity Contract, pursuant to the termination of the EPX 401K Plan;

          (d) any liability that arises solely as a result of the termination of the EPX 401K Plan as required under Section 8.6(c) or the cancellation or surrender, after the Closing Date, of the Annuity Contract, pursuant to the termination of the EPX 401K Plan; and /or

          (e) with respect to the Plan Participants, any breach of the covenants and agreements made by the InterCept Parties in Section 8.6(c).

    10.3  Claims for Indemnification. The party entitled to indemnification
          --------------------------
hereunder (the "Claimant") shall deliver to the Party from whom indemnification is sought hereunder (the "Obligor") notice in writing (a "Notice of Claim") within 60 days of Claimant's discovery of any Loss in respect of which the right to indemnification is sought under this Agreement, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or, if not known, an estimate of the amount, of the liability arising therefrom (a "Claim"). Notwithstanding the above, the failure to give Notice of Claim within such 60 day period shall not result in the waiver or loss of any right to bring such Claim hereunder after such period unless, and only to the extent that, the other Party is actually prejudiced by such failure. The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the Claim asserted, provided that, in so doing, it may condition any disclosure in the interest of preserving privileges of importance in any foreseeable Litigation.

    10.4  Defense of Claim by Third Parties. If the facts pertaining to the Loss
          ---------------------------------
arise out of the claim of any third party (other than a member of the Parent Indemnified Parties or the Seller Indemnified Parties, whichever is entitled to indemnification for such matter) and indemnification is available by virtue of the circumstances of the Loss, the Obligor must assume the defense or the prosecution thereof, including the employment of counsel or accountants, at its cost and expense. If representation of both the Obligor and the Claimant by such counsel would be inappropriate due to actual or potential differing interests between the Obligor and the Claimant in such proceeding (such as the availability of defenses to the Claimant), the Claimant (together with all other indemnified parties which may be represented without conflict by one counsel (together with any necessary local counsel)) shall have the right to retain one separate counsel (together with any necessary local counsel), with the reasonable fees and expenses to be paid by the Obligor. The Claimant shall have the right to determine and adopt (or, in the case of a proposal by the Obligor, to approve) a settlement of such matter in its reasonable discretion, except that the Claimant need not consent to any settlement that (a) imposes any non-monetary obligation on the Claimant or (b) the Obligor does not agree to pay in full. The Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which consent shall not be unreasonably withheld or delayed. Whether or not the Obligor chooses to so defend or prosecute such claim, all of the Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith.

    10.5  Third Party Claim Assistance. From time to time after the Closing,
          ----------------------------
the Parent, the Surviving Corporation, and the Stockholders shall provide or cause their appropriate employees or representatives to provide the other Party with information or data in connection with the handling and defense of any third party claim or Litigation (including counterclaims filed by the Parties) in respect to which a Party may be required to indemnify another party under this

Agreement. The Party receiving such information or data shall reimburse the other Party for all of its reasonable costs and expenses in providing these services, including, without limitation, (a) all out of pocket, travel and similar expenses incurred by its personnel in rendering these services; and (b) all fees and expenses for services performed by third parties engaged by or at the request of such other Party.

    10.6  Settlement of Indemnification Claims. If an Obligor desires to
          ------------------------------------
dispute any Claim, it shall, within 30 days after receipt of the Notice of Claim, give counternotice, setting forth the basis for disputing such Claim, to the Claimant. If no such counternotice is given within such 30 day period, or if the Obligor acknowledges liability for indemnification, then the amount claimed shall be promptly satisfied as provided in Section 10.7. If, within 30 days after the Claimant receives the counternotice, the Obligor and the Claimant shall not have reached agreement as to the Claim in question, then the party disputing the Claim shall satisfy any undisputed amount as specified in Section
10.7 and the disputed amount of the Claim shall be submitted to and settled by arbitration in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. If a Claim is brought by (a) any of the Parent Indemnified Parties, then such arbitration shall be held in New Castle, Delaware, or (b) any of the Seller Indemnified Parties, then such arbitration shall be held in Atlanta, Georgia. The arbitration shall be held, in either case, before a panel of three arbitrators, one selected by each of the Parent and the Stockholder Designated Official and the third selected by mutual agreement of the Parent and the Stockholder Designated Official, and all of whom shall be independent and impartial under the commercial rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted under this Agreement. To the extent the decision of the arbitrators is that a Party shall be indemnified under this Agreement, the amount shall be satisfied as provided in Section 10.7. Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction. The "Determination Date" shall mean any of the following dates, as applicable: (a) the date that the Parties enter into a written agreement whereby the Obligor agrees to indemnify the Claimant; (b) the day after the 30th day following delivery of the Notice of Claim (in accordance with Section 10.3) if the Obligor has failed to provide a counternotice to the Claimant within such 30 day period; or (c) the date of the arbitrators' written decision.

    10.7  Manner of Indemnification. Where the Stockholders are obligated to
          -------------------------
indemnify the Parent Indemnified Parties under Section 10.1, such indemnity obligation shall be satisfied from the Parent Common Stock or cash, if applicable, held in the Escrow Fund in accordance with the terms of the Escrow Agreement. Losses that are reimbursed from Parent Common Stock in Escrow shall have a value equal to (x) the amount of the Loss, divided by (y) the average of
                                                  -------
the closing prices of the Parent Common Stock on the Nasdaq National Market for the three trading days immediately preceding the disbursement from the Escrow. All indemnification under this Article 10 that is due in the form of Parent Common Stock or cash shall be released from the Escrow no later than two business days following delivery of the appropriate certificate to the Escrow Agent that the Determination Date has occurred, all in accordance with the Escrow Agreement.

    10.8  Restriction on Claim Amounts. The aggregate liability of each
          ----------------------------
Stockholder under this Agreement shall be limited to (a) the Parent Common Stock that is placed into the Escrow on behalf of such Stockholder in the manner set forth in the Escrow Agreement, and (b) the net proceeds thereof and interest thereon (except as expressly provided otherwise in the Escrow Agreement), if and to the extent that a portion of the Parent Common Stock is sold as permitted under the Escrow Agreement.

    10.9  Limitations. Notwithstanding anything in this Article 10 to the
          -----------
contrary:

          (a)  Basket. No indemnification or any other claim for damages under
               ------
this Agreement or any other Merger Document shall be payable by the applicable Party unless and until the aggregate total of all Losses suffered by (a) the Parent Indemnified Parties, with respect to indemnification by the Stockholders, or (b) the Seller Indemnified Parties with respect to indemnification by the Parent, equal or exceed $250,000 (and in that event payable for Losses in excess of $250,000) (the "Basket"). Claims against the Stockholders or the Parent, as applicable, for Losses for which indemnification may be sought under Sections 8.3, 8.6(c), 8.9, 10.1(d), 10.2(a) only with respect to the Parent's and the Surviving Corporation's payment obligations, 10.2(c), 10.2(d) or 10.2(e) shall not be subject to the Basket.

          (b)  Maximum Indemnity. Except as expressly provided otherwise in the
               -----------------
Escrow Agreement, in no event shall the aggregate liability of the Stockholders under this Article 10 exceed the shares of Parent Common Stock and cash held in Escrow (the "Maximum Indemnity").

          (c)  Liabilities Accounting. Notwithstanding the provisions of this
               ----------------------
Article 10, if the Loss for which the Stockholders have an indemnity obligation to any of the Parent Indemnified Parties arose in connection with a liability of the Seller that is reflected on the Closing Balance Sheet, then such Loss shall not be paid by the Stockholders as an indemnification obligation under this
Article 10, but shall be reflected on the Liabilities Accounting and shall be taken into account in accordance with Section 8.14(g).

    10.10 Indemnification Exclusive Remedy. Except for non-monetary equitable
          --------------------------------
relief, if the Closing occurs, indemnification pursuant to the provisions of this Article 10 shall be the sole and exclusive remedy of the Parties for any breach of any representation or warranty contained in this Agreement. Nothing in the foregoing sentence shall preclude the InterCept Parties, on one hand, or the Stockholders, on the other hand, from bringing an action for fraud or violation of federal or state securities law. In that event, the limitations on liability in Section 10.3 through Section 10.10 shall not apply to any Loss ultimately determined to have occurred as a result of that fraud or violation of federal or state securities law.

    10.11 Other Indemnification. The Stockholders acknowledge and agree that the
          ---------------------
Seller shall have no obligation to indemnify the Stockholders pursuant to the Seller's certificate of incorporation or by-laws or pursuant to any contract or other commitment for any breaches of or other action or failure to act in connection with this Agreement by the Seller or the Stockholders.

    10.12 Survival of Representations and Warranties. The representations,
          ------------------------------------------
warranties and agreements of the Seller and the Stockholders set forth in this Agreement are made as of the date of this Agreement and shall be true, correct, complete and accurate in all material respects on and as of the Closing Date and the Effective Time. The representations and warranties of the Seller, the Stockholders and the Parent as set forth in this Agreement shall survive the Closing Date and shall terminate 18 months after the Closing Date and shall thereupon be of no further force and effect; provided, however, that the representations and warranties in Section 4.25 shall survive the Closing Date and shall terminate on April 15, 2006, and provided further that the representations and warranties in Section 5.1 and Section 5.8 shall survive indefinitely.

                                   ARTICLE 11
                                   TERMINATION

          11.1 Termination. Notwithstanding any other provision of this
               -----------
Agreement, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of Seller or Merger Sub:

          (a)  by mutual consent of the Parent and the Seller; or

          (b) by either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be, or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (c) by either Party in the event any Authorization required for consummation of the Merger and the other Contemplated Transactions shall (i) have been denied by final nonappealable action of such Governmental Authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) have not been obtained by June 30, 2002.

          11.2 Effect of Termination. In the event of the termination and
               ---------------------
abandonment of this Agreement pursuant to Section 11.1, this Agreement shall become void and have no effect, except that (a) the provisions of this Section
11.2 and Article 12 and Section 8.11(b) shall survive any such termination and abandonment, (b) the terms of the Promissory Note and Security Agreement between the Parent and the Seller dated April 23, 2002, whereby the Parent loaned Five Million Fifty Thousand Dollars ($5,050,000) to the Seller, shall survive such termination and abandonment, and (c) a termination pursuant to Section 11.1(b) shall not relieve the breaching Party from liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

                                   ARTICLE 12
                                  MISCELLANEOUS

          12.1 Extension; Waiver. The Parties may (a) extend the time for the
               -----------------
performance of any of the obligations or other acts of the other Parties hereto;
(b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant thereto; or (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed, with respect to any such extension, by the Parent and the Stockholder Designated Official, and with respect to any such waiver, by either the Parent or the Stockholder Designated Official, as applicable, against whom the waiver is sought to be enforced and shall apply only to the specific condition, representation or warranty identified by such writing as being waived, extended or modified.

         12.2  Expenses. Except as otherwise expressly stated in this Agreement,
               --------
each of the InterCept Parties, on the one hand, and the Stockholders on the other hand shall bear all costs and expenses they incur in connection with this Agreement and the Contemplated Transactions (including legal, accounting and investment banking fees and expenses).

         12.3  Notices. All notices or other communications which are required
               -------
or permitted under this Agreement shall be in writing and sufficient if delivered personally or by reputable overnight or express courier, sent by registered or certified mail, postage prepaid, or by facsimile (with subsequent delivery via one of the two previous methods), as follows:

               (a)    If to the Parent or Merger Sub, to:

                      InterCept, Inc.
                      3150 Holcomb Bridge Road, Suite 200
                      Norcross, GA 30071
                      Attention:  Scott R. Meyerhoff
                      Fax: (770) 840-2521

                      With a required copy to legal counsel:

                      Charles D. Vaughn, Esq.
                      Nelson Mullins Riley & Scarborough, L.L.P.
                      First Union Plaza, Suite 1400
                      999 Peachtree Street, N.E.
                      Atlanta, GA  30309
                      (404) 817-6189
                      (404) 817-6150 (facsimile)

               (b)    If to Seller, to:

                      Electronic Payment Exchange, Inc.
                      100 West Commons Boulevard, Suite 100
                      New Castle, Delaware 19720

                      With a required copy to legal counsel:

                      Steven N. Haas, Esq.
                      Cozen O'Connor

                     1900 Market Street
                     Philadelphia, PA 19103
                     (215) 665-4171
                     (215) 665-2013 (facsimile)


                     If to the Stockholder Designated Official, to:

                     Mr. Raymond Moyer
                     40 Niven Lane
                     Landenberg, PA  19350

                     To the address shown under his signature to this Agreement.

                     With a required copy to legal counsel:

                     Steven N. Haas, Esq.
                     Cozen O'Connor
                     1900 Market Street
                     Philadelphia, PA 19103
                     (215) 665-4171
                     (215) 665-2013 (facsimile)

               (c) If to the Stockholders, to their respective addresses as set forth on the such Stockholder's Joinder Agreement;

or to such other addresses and facsimile numbers as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of two business days after the date actually sent via overnight or express courier, five days after mailed and upon facsimile confirmation of receipt to addressee by the sender. Each of the Parent and Stockholder Designated Official may at any time replace its or his legal counsel for notice purposes by giving notice in accordance with this Section 12.3.

         12.4  Parties in Interest. This Agreement shall be binding on and shall
               -------------------
inure to the benefit of the Parties hereto and their respective heirs, successors, representatives, and assigns. This Agreement (and the rights and interests in this Agreement) may not be assigned by any Party without the written consent of the other Parties, provided that the Parent may assign and transfer to Wachovia Bank, National Association, as successor-in-interest to First Union National Bank (the "Lender"), all of the Parent's rights with respect to the Merger Documents, as additional security for the Parent's obligations to the Lender. Any attempted assignment in contravention of the foregoing shall be null and void. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other Person any rights or remedies under or by reason of this Agreement, except that solely with respect to the Parent's obligation pursuant to Section 8.3 to satisfy Mr. Gary Robinson's personal guaranty on behalf of the Seller, Mr. Robinson shall be considered a Party to this Agreement, and solely with respect to their indemnification rights under Section 10.2, the EPX Plan Trustees and the Plan Participants shall be considered Parties to this Agreement.

         12.5  Specific Performance. The Parties acknowledge that the rights of
               --------------------
each Party to consummate the Contemplated Transactions are special, unique, and of extraordinary character, and that, in the event that any Party violates or fails or refuses to perform any covenant made by it in this Agreement, the other Party or Parties will be without adequate remedy at Law. Each Party agrees, therefore, that in the event that it violates, fails or refuses to perform any covenant or agreement made by it in this Agreement, the other Party or Parties so long as it or they are not in breach of this Agreement, may, in addition to the remedies at Law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         12.6  Amendment. This Agreement may not be amended except by an
               ---------
instrument in writing signed by the Parent and the Stockholders who have become parties to this Agreement. This Agreement may be amended by the parties hereto at any time before or after adoption of this Agreement by the Stockholders or Merger Sub; provided, however, that after any such approval, there shall not be made any amendment that by law requires the further approval by such Stockholders without the further approval of such Stockholders (or, in the case of Seller, the Stockholder Designated Official, as the case may be, pursuant to
Section 12.14 hereof, on behalf of the Stockholders).

         12.7  Entire Agreement. This Agreement, which includes the Disclosure
               ----------------
Schedules and the other Merger Documents, contains the entire agreement between the Parties with respect to the Contemplated Transactions and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

         12.8  Counterparts. This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be an original, and each of which shall constitute one and the same agreement. Any Party may deliver an executed copy of this Agreement and of any documents contemplated by this Agreement by facsimile transmission to another Party and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

         12.9  Assistance of Counsel. The InterCept Parties on the one hand, and
               ---------------------
the Seller and the Stockholders on the other hand, acknowledge that they have had the assistance of counsel in negotiating and preparing the terms of this Agreement; therefore, this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

         12.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED
               -------------
IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF DELAWARE, EXCLUDING CHOICE OF LAW PRINCIPLES.

         12.11 Arbitration. Any dispute, controversy or claim arising out of or
               -----------
relating to this Agreement or any other related documents, agreements, certificates or other writing, or the breach, termination, construction, validity or enforceability of this Agreement or thereof, shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association in force at the time and in the manner described in Section 10.6.

         12.12 Invalidity of Any Part. If any provision or part of this
               ----------------------
Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained in this Agreement, but only to the extent of its invalidity, illegality, or unenforceability. Upon any such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are consummated to the extent possible.

         12.13 Time of the Essence; Computation of Time. Time is of the essence
               ----------------------------------------
of each and every provision of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or a federal, public or legal holiday, the Party having such right or duty shall have until 5:00 p.m., local time on the next succeeding regular business day to exercise such right or to discharge such duty.

         12.14 Appointment of Stockholder Designated Official by Stockholders.
               --------------------------------------------------------------

               (a) Each of the Stockholders hereby irrevocably constitutes and appoints Mr. Raymond Moyer, as each such Stockholder's true and lawful attorney-in-fact (the "Stockholder Designated Official"), to act in the name, place and stead, in any and all capacities, of such Stockholder, with respect to the terms and provisions of this Agreement, the Escrow Agreement, and the Registration Rights Agreement (the "Closing Documents") as expressly provided in the Closing Documents, and to do or refrain from doing all such further acts and things, and to execute and deliver all such documents, as expressly provided in the Closing Documents, as the Stockholder Designated Official shall deem necessary or appropriate in connection with any of the actions contemplated under the Closing Documents, and to execute and deliver on behalf of the Stockholders, except as otherwise expressly provided in the Closing Documents, all such documents and instruments as the Parent, Merger Sub, the Seller, or Escrow Agent shall reasonably request to effect the purposes of the Closing Documents.

               (b) The appointment of the Stockholder Designated Official shall be deemed coupled with an interest and shall be irrevocable. Each of the Stockholders hereby expressly acknowledges and agrees that the Stockholder Designated Official shall be authorized to act on behalf of such Stockholder with respect to all matters set forth in the Closing Documents as expressly provided therein, and that any Person, including the Escrow Agent, may conclusively and absolutely, without inquiry of or liability to such Stockholder, rely upon any joint action of the Stockholder Designated Official as the act and deed of such Stockholder as expressly provided in the Closing Documents. Each of the Stockholders hereby ratifies and confirms all that said Stockholder Designated Official shall do or cause to be done by virtue hereof. The Stockholder Designated Official shall act for the Stockholders as expressly provided in the Closing Documents in the manner the Stockholder Designated Official believes to be consistent with the Stockholders' obligations and best interests hereunder and thereunder, but the Stockholder Designated Official shall not be responsible to any Stockholder for any loss, liability, damage or expense such Stockholder may suffer by reason of the performance by the Stockholder Designated Official of its duties, other than loss or damage arising from willful violation of Law or gross negligence in the performance of the duties hereunder.

               (c) Any Person, including the Escrow Agent, shall be expressly authorized to assume the genuineness of the signature of the Stockholder Designated Official if the signature in good faith is reasonably believed to be genuine. Upon receipt of any writing which reasonably appears to have been signed by the Stockholder Designated Official, any Person, including the Escrow Agent, may act upon the same without any further duty of inquiry as to the genuineness of the writing.

               (d) In the event of the death or disability of Mr. Raymond Moyer, the executor or administrator of Mr. Moyer's estate shall be his substituted and successor Attorney-in-Fact hereunder in place of Mr. Moyer. The successor Attorney-in-Fact shall have all power and authority to act for the Stockholders hereunder and under the Escrow Agreement as the original Stockholder Designated Official he replaced had. Any successor hereunder shall sign a written agreement to serve as the Stockholder Designated Official in accordance with this Agreement.

               (e) EACH STOCKHOLDER INTENDS FOR THE AUTHORIZATIONS AND AGREEMENTS DESCRIBED IN THIS AGREEMENT, INCLUDING THE APPOINTMENT IN THIS
SECTION 12.14 OF THE STOCKHOLDER DESIGNATED OFFICIAL, TO REMAIN IN FULL FORCE AND NOT BE AFFECTED IF SUCH STOCKHOLDER SUBSEQUENTLY BECOMES MENTALLY OR PHYSICALLY DISABLED OR INCOMPETENT, IS DISSOLVED OR DECLARED BANKRUPT, AND SHALL DIRECT THAT NO FILING OF AN INVENTORY NOR POSTING OF A SURETY BOND BY THE STOCKHOLDER DESIGNATED OFFICIAL BE REQUIRED.

                    [Signatures begin on the Following Page]

         IN WITNESS WHEREOF, the Parent, the Merger Sub, the Seller and the Stockholders have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                        INTERCEPT, INC.

                                              /s/ Scott R. Meyerhoff
                                        -------------------------------------
                                        By:     Scott R. Meyerhoff
                                              -------------------------------
                                        Its:    SVP and CFO
                                              -------------------------------


                                        INTERCEPT MERGER SUB, INC.

                                              /s/ Scott R. Meyerhoff
                                        -------------------------------------
                                        By:     Scott R. Meyerhoff
                                              -------------------------------
                                        Its:    Chief Financial Officer
                                              -------------------------------


                                        ELECTRONIC PAYMENT
                                        EXCHANGE, INC.

                                              /s/ R Moyer
                                        -------------------------------------
                                        By:     Ray Moyer
                                              -------------------------------
                                        Its:    CEO
                                              -------------------------------